EXHIBIT 10.1

MULTIMEDIA GAMES, INC.,

AND

MGAM SYSTEMS, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF AUGUST 3, 2011

COMERICA BANK
AS ADMINISTRATIVE AGENT AND LEAD ARRANGER

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION
AS SYNDICATION AGENT

TABLE OF CONTENTS
Page
1.	DEFINITIONS	1

1.1	Certain Defined Terms	1

2.	REVOLVING CREDIT	24

2.1	Commitment	24
2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	24
2.3	Requests for and Refundings and Conversions of Advances	25
2.4	Disbursement of Advances	27
2.5	Swing Line	28
2.6	Interest Payments; Default Interest	32
2.7	Optional Prepayments	33
2.8	Base Rate Advance in Absence of Election or Upon Default	34
2.9	Revolving Credit Facility Fee	34
2.10	Mandatory Repayment of Revolving Credit Advances	34
2.11	Optional Reduction or Termination of Revolving Credit Aggregate Commitment	35
2.12	Optional Increase of Revolving Credit Aggregate Commitment	36
2.13	Use of Proceeds of Advances	38

3.	LETTERS OF CREDIT	38

3.1	Letters of Credit	38
3.2	Conditions to Issuance	38
3.3	Notice	39
3.4	Letter of Credit Fees; Increased Costs	39
3.5	Other Fees	40
3.6	Participation Interests in and Drawings and Demands for Payment Under Letters of Credit	41
3.7	Obligations Irrevocable	43
3.8	Risk Under Letters of Credit	44
3.9	Indemnification	44
3.10	Right of Reimbursement	45

4.	TERM LOAN	46

4.1	Term Loan A	46
4.2	Accrual of Interest and Maturity; Evidence of Indebtedness	46
4.3	Repayment of Principal	46
4.4	Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan A	47
4.5	Base Rate Advance in Absence of Election or Upon Default	48
4.6	Interest Payments; Default Interest	48
4.7	Optional Prepayment of Term Loan A	49
4.8	Mandatory Prepayment of Term Loan A	49
4.9	Optional Increase of Term Loan A	51
4.10	Use of Proceeds	52
4A	DRAW-TO-FACILITY	52

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5.	CONDITIONS	59

5.1	Conditions of Initial Advances	59
5.2	Continuing Conditions	61

6.	REPRESENTATIONS AND WARRANTIES	62

6.1	Corporate Authority	62
6.2	Due Authorization	62
6.3	Good Title; Leases; Assets; No Liens	62
6.4	Taxes	63
6.5	No Defaults	63
6.6	Enforceability of Agreement and Loan Documents	63
6.7	Compliance with Laws	63
6.8	Non-contravention	64
6.9	Litigation	64
6.10	Consents, Approvals and Filings, Etc	64
6.11	Agreements Affecting Financial Condition	64
6.12	No Investment Company or Margin Stock	65
6.13	ERISA	65
6.14	Conditions Affecting Business or Properties	65
6.15	Environmental and Safety Matters	65
6.16	Subsidiaries	66
6.17	Management Agreements	66
6.18	Material Contracts	66
6.19	Franchises, Patents, Copyrights, Tradenames, etc	66
6.20	Capital Structure	66
6.21	Accuracy of Information	66
6.22	Solvency	67
6.23	Employee Matters	67
6.24	No Misrepresentation	67
6.25	Corporate Documents and Corporate Existence	67

7.	AFFIRMATIVE COVENANTS	67

7.1	Financial Statements	67
7.2	Certificates; Other Information	68
7.3	Payment of Obligations	69
7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	69
7.5	Maintenance of Property; Insurance	70
7.6	Inspection of Property; Books and Records, Discussions	70
7.7	Notices	70
7.8	Hazardous Material Laws	71
7.9	Financial Covenants	72
7.10	Governmental and Other Approvals	72
7.11	Compliance with ERISA; ERISA Notices	72
7.12	Defense of Collateral	73
7.13	Future Subsidiaries; Additional Collateral	73
7.14	Accounts	74
7.15	Use of Proceeds	74
7.16	Hedging Transaction	74
7.17	Further Assurances and Information	74

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8.	NEGATIVE COVENANTS	75

8.1	Limitation on Debt	75
8.2	Limitation on Liens	76
8.3	Acquisitions	77
8.4	Limitation on Mergers, Dissolution or Sale of Assets	77
8.5	Restricted Payments	78
8.6	Limitation on Capital Expenditures	79
8.7	Limitation on Investments, Loans and Advances	79
8.8	Transactions with Affiliates	80
8.9	Sale-Leaseback Transactions	80
8.10	Limitations on Other Restrictions	80
8.11	Prepayment of Debt	81
8.12	Amendment of Subordinated Debt Documents	81
8.13	Modification of Certain Agreements	81
8.14	Management Fees	81
8.15	Limitation on Guarantee Obligations	81
8.16	Fiscal Year	81

9.	DEFAULTS	81

9.1	Events of Default	81
9.2	Exercise of Remedies	83
9.3	Rights Cumulative	84
9.4	Waiver by Borrowers of Certain Laws	84
9.5	Waiver of Defaults	84
9.6	Set Off	84

10.	PAYMENTS, RECOVERIES AND COLLECTIONS	85

10.1	Payment Procedure	85
10.2	Application of Proceeds of Collateral	86
10.3	Pro-rata Recovery	86
10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure	87

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS	88

11.1	Reimbursement of Prepayment Costs	88
11.2	Eurodollar Lending Office	88
11.3	Circumstances Affecting LIBOR Rate Availability	88
11.4	Laws Affecting LIBOR Rate Availability	89
11.5	Increased Cost of Advances Carried at the LIBOR Rate	89
11.6	Capital Adequacy and Other Increased Costs	90
11.7	Right of Lenders to Fund through Branches and Affiliates	91
11.8	Margin Adjustment	91

12.	AGENT	92

12.1	Appointment of Agent	92
12.2	Deposit Account with Agent or any Lender	92
12.3	Scope of Agent’s Duties	92
12.4	Successor Agent	93
12.5	Credit Decisions	93
12.6	Authority of Agent to Enforce This Agreement	93

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12.7	Indemnification of Agent	93
12.8	Knowledge of Default	94
12.9	Agent’s Authorization; Action by Lenders	94
12.10	Enforcement Actions by the Agent	95
12.11	Collateral Matters	95
12.12	Agents in their Individual Capacities	95
12.13	Agent’s Fees	95
12.14	Documentation Agent or other Titles	96
12.15	No Reliance on Agent’s Customer Identification Program	96

13.	MISCELLANEOUS	96

13.1	Accounting Principles	96
13.2	Consent to Jurisdiction	96
13.3	Law of Michigan	97
13.4	Interest	97
13.5	Closing Costs and Other Costs; Indemnification	97
13.6	Notices	98
13.7	Further Action	99
13.8	Successors and Assigns; Participations; Assignments	99
13.9	Counterparts	102
13.10	Amendment and Waiver	102
13.11	Confidentiality	104
13.12	Substitution or Removal of Lenders	104
13.13	Withholding Taxes	105
13.14	Taxes and Fees	106
13.15	WAIVER OF JURY TRIAL	106
13.16	USA Patriot Act Notice	107
13.17	Complete Agreement; Conflicts	107
13.18	Severability	107
13.19	Table of Contents and Headings; Section References	107
13.20	Construction of Certain Provisions	107
13.21	Independence of Covenants	107
13.22	Electronic Transmissions	107
13.23	Advertisements	108
13.24	Reliance on and Survival of Provisions	108
13.25	Joint and Several Liability	108

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EXHIBITS

A FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B FORM OF REVOLVING CREDIT NOTE
C FORM OF SWING LINE NOTE
D FORM OF REQUEST FOR SWING LINE ADVANCE
E FORM OF NOTICE OF LETTERS OF CREDIT
F FORM OF SECURITY AGREEMENT
G FORM OF COLLATERAL ACCESS AGREEMENT
H FORM OF ASSIGNMENT AGREEMENT
I FORM OF GUARANTY
J FORM OF COVENANT COMPLIANCE REPORT
K -1 FORM OF TERM LOAN A NOTE
L FORM OF TERM LOAN RATE REQUEST
M FORM OF SWING LINE PARTICIPATION CERTIFICATE
N-1 FORM OF DRAW-TO NOTE
N-2 FORM OF REQUEST FOR DRAW-TO-FACILITY ADVANCE
O FORM OF NEW LENDER ADDENDUM

SCHEDULES

SCHEDULE 1.1 APPLICABLE MARGIN GRID
SCHEDULE 1.2 PERCENTAGES AND ALLOCATIONS
SCHEDULE 1.3 COMPLIANCE INFORMATION
SCHEDULE 5.2 JURISDICTIONS IN WHICH EACH CREDIT PARTY IS AUTHORIZED TO DO BUSINESS
SCHEDULE 6.3(b) ALL REAL PROPERTY OWNED AND LEASED
SCHEDULE 6.4 TAXES
SCHEDULE 6.10 CONSENTS, APPROVALS AND FILINGS, ETC.
SCHEDULE 6.13 PENSION PLANS
SCHEDULE 6.15 ENVIRONMENTAL AND SAFETY MATTERS
SCHEDULE 6.16 SUBSIDIARIES OF CREDIT PARTIES
SCHEDULE 6.17 MANAGEMENT AGREEMENTS
SCHEDULE 6.18 MATERIAL CONTRACTS
SCHEDULE 6.19 COMPANY TRADE NAMES
SCHEDULE 6.20 CAPITAL STRUCTURE
SCHEDULE 6.21(b) ACCURACY OF INFORMATION
SCHEDULE 6.23 UNION CONTRACTS AND AGREEMENTS
SCHEDULE 8.1 EXISTING DEBT
SCHEDULE 8.2 EXISTING LIENS
SCHEDULE 8.7 INVESTMENTS
SCHEDULE 8.8 TRANSACTIONS WITH AFFILIATES
SCHEDULE 8.15 GUARANTY OBLIGATIONS
SCHEDULE 13.6 NOTICES

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (“Agreement”) is made as of the 3rd day of August, 2011, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”) and Arranger, Wells Fargo Bank, National Association as Syndication Agent, and Multimedia Games, Inc., a Delaware corporation (formerly known as MegaBingo, Inc.) and MGAM Systems, Inc., a Delaware corporation (each, individually a “Borrower,” and collectively the “Borrowers”).

RECITALS

A.           Borrowers, Agent, and certain financial institutions are parties to a Revolving Credit Agreement dated as of April 27, 2007, as amended by the Amendment to Credit Agreement dated October 26, 2007, the Second Amendment to Credit Agreement dated December 20, 2007, the Third Amendment to Credit Agreement dated July 22, 2009, and the Fourth Amendment to Credit Agreement dated April 6, 2010 (the “Prior Credit Agreement”).  Borrowers are indebted in the aggregate principal amount of $43,875,000.00 to the financial institutions that are the lenders under the Prior Credit Agreement.

B.           Pursuant to the Prior Credit Agreement, Multimedia Games Holding Company, Inc., a Texas corporation (formerly known as Multimedia Games, Inc.) (“Parent”), MegaBingo International, LLC, a Delaware limited liability company, MGAM Systems International, Inc., a Delaware corporation (which has since merged with and into MGAM Systems, Inc.), Innovative Sweepstakes Systems, Inc., a Delaware corporation (which has since merged with and into Parent), and MGAM Services, L.L.C., a Delaware limited liability company (which has since merged with and into Multimedia Games, Inc.) (collectively, the “Original Guarantors”) executed and delivered to Agent, for the benefit of the lenders under the Prior Credit Agreement, a Guaranty dated as of April 27, 2007, with respect to the indebtedness of Borrowers under the Prior Credit Agreement.

C.           Pursuant to the Prior Credit Agreement, the Borrowers and the Original Guarantors executed and delivered to Agent, for the benefit of the lenders under the Prior Credit Agreement, a Security Agreement dated as of April 27, 2007, granting Agent Liens on the assets and property of Borrowers and the Original Guarantors to secure payment and performance of the indebtedness of Borrowers under the Prior Credit Agreement.

D.           Borrowers have requested refinancing of the indebtedness under the Prior Credit Agreement together with new credit facilities.  Certain of the lenders under the Prior Credit Agreement, together with new lenders under this Agreement are willing to provide the refinancing and new credit facilities on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrowers, the Lenders, and the Agent agree that the Prior Credit Agreement is amended and restated as follows:

1.           DEFINITIONS.

1.1           Certain Defined Terms.  For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” means any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Control Agreement(s)” means those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 or otherwise, as the same may be amended, restated or otherwise modified from time to time.

“Account Debtor” means the party who is obligated on or under any Account.

“Advance(s)” means, as the context may indicate, a borrowing requested by a Borrower, and made by the Revolving Credit Lenders under Section 2.1, the Term Loan Lenders under Section 4.1, the Draw-to-Facility Lenders under Section 4A.1, or the Swing Line Lender under Section 2.5, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5, 4.4 or 4A.4, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a), and shall include, as applicable, a Eurodollar-based Advance, a Base Rate Advance and a Quoted Rate Advance.

“Affected Lender” shall have the meaning set forth in Section 13.12.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 15% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4.

“Agent’s Correspondent” means for Eurodollar-based Advances, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).

“Applicable Fee Percentage” means, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Applicable Interest Rate” means, (i) with respect to each Revolving Credit Advance, Term Loan Advance, and Draw-to-Facility Advance, the Eurodollar-based Rate or the Base Rate, and (ii) with respect to each Swing Line Advance, the Base Rate or, if made available to the Borrowers by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by the Borrowers from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” means, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1, such Applicable Margin to be adjusted solely as specified in Section 11.8.

“Applicable Measuring Period” means the period of four consecutive fiscal quarters ending on the applicable date of determination.

“Asset Sale” means the sale, transfer or other disposition by any Credit Party of any asset to any Person (other than a Borrower or a Guarantor) other than (i) the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary, (ii) the sale of inventory in the ordinary course of business, (iii) the sale of leased games in the ordinary course of business, and (iv) dispositions permitted under Sections 8.4(b), 8.4(h) and 8.4(i).

“Assignment Agreement” means an Assignment Agreement substantially in the form of Exhibit H hereto.

“Authorized Signer” means each person who has been authorized by a Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Bankruptcy Code” means Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” means for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%), and (c) the Daily Adjusting LIBOR Rate plus one percent (1.0%); provided, however, for purposes of determining the Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4, the Base Rate shall be determined using, for clause (c), the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.

“Base Rate Advance” means an Advance which bears interest at the Base Rate.

“Borrower” and “Borrowers” shall have the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made (a) in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales, or (b) in connection with the production of capital assets that Borrowers have properly determined to re-classify as inventory.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Collateral” means all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Access Agreement” means an agreement in form and substance satisfactory to the Agent in its sole discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as Agent may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time (and in the case of lessors means an agreement substantially the form as Exhibit G).

“Collateral Documents” means the Security Agreement, the Pledge Agreements, the Account Control Agreements, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” means Comerica Bank, its successors or assigns.

“Commitments” means the obligations of Lenders to make Loans and extend other credit pursuant to this Agreement.

“Condemnation Proceeds” means the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) means, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis.  Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to Parent, Borrowers and their respective Subsidiaries, determined on a Consolidated or Consolidating basis.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) Income Taxes expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense, including amortization of Development Agreement expense, (d) the amount of non-cash expense incurred during such period with respect to compensation accrued or paid in the form of Parent’s or a Borrower’s stock, and (e) any extraordinary, unusual or non-cash non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business) of up to $7,500,000 (any extraordinary, unusual or non-cash non-recurring expenses exceeding $7,500,000 shall be subject to Agent’s approval, which may be granted or withheld in Agent’s sole discretion) minus, to the extent added in calculating Net Income, (x) non-cash income items (including income tax credits) for such period and (y) extraordinary income or gains for such period.

“Consolidated Fixed Charge Coverage Ratio” means for any period the ratio of (a) Consolidated EBITDA, minus (i) all Income Taxes expense paid or payable during such period, but excluding deferred Income Taxes, minus (ii) the amount of dividends or other distributions on equity declared and paid or payable in cash in respect of such period which were not financed with the Draw-to-Facility minus (iii) Routine Capital Expenditures, minus (iv) all repurchases or redemptions of Borrower’s own capital stock during such period which were not refinanced with the proceeds of the Draw-to-Facility, minus (v) all payments and advances made under or in respect of Development Agreements made during such period which were not financed with the proceeds of the Draw-to-Facility net of any repayments under Development Agreements received during the same period, all as determined in accordance with GAAP to (b) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (i) all cash Consolidated Interest Expense paid or payable in respect of such period on Consolidated Funded Debt, plus (ii) all regularly scheduled installments of principal or other sums payable during such period by Parent, Borrowers and their Subsidiaries with respect to Consolidated Funded Debt (excluding voluntary or mandatory prepayments of Consolidated Funded Debt), all as determined in accordance with GAAP.

“Consolidated Funded Debt” means at any date the aggregate amount of all Funded Debt of the Credit Parties at such date, determined on a Consolidated basis.

“Consolidated Interest Expense” means for any period total cash interest expense (including that attributable to Capitalized Leases) of Parent, Borrowers and their Subsidiaries (excluding interest on intercompany loans or advances) plus, without duplication, capitalized interest expense, plus any portion of the Revolving Credit Facility Fee, the Letter of Credit Fees, and the Draw-to-Facility Fee allocable to such period in accordance with GAAP.

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Parent, Borrowers and their Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Parent, a Borrower, or any of its Subsidiaries, and (b) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by a Borrower or such Subsidiary in the form of cash dividends or similar cash distributions.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Funded Debt on such date, to (b) Consolidated EBITDA for the four fiscal quarters then ending.

“Consolidated Total Net Funded Debt” means at any date, the aggregate amount of all Funded Debt of Parent, Borrowers and their Subsidiaries at such date, determined on a Consolidated basis less unrestricted Cash in excess of $10,000,000.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” means the report to be furnished by Borrowers to the Agent pursuant to Section 7.2(a), substantially in the form of Exhibit J and certified by a Responsible Officer of the Borrower, in which report Borrowers shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Schedule 1.1.

“Credit Parties” means the Borrowers and the Guarantors, and “Credit Party” means any one of them, as the context indicates or otherwise requires.

“Daily Adjusting LIBOR Rate” means for any day a per annum interest rate which is equal to the quotient of the following:

(a)           the LIBOR Rate;

divided by

(b)
1.00 minus the maximum rate (expressed as a decimal) on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Debt” means as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” means a Lender that, as determined by the Agent (with notice to the Borrowers of such determination), (a) has failed to perform any of its funding obligations hereunder, including, without limitation, in respect of its Percentage of any Advances or participations in Letters of Credit or Swing Line Advances, within one Business Day of the date required to be funded by it hereunder, (b) has notified the Borrowers, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, unless such notice or statement is made due to a good faith dispute with respect to such funding obligations,(c) has failed, within one Business Day after request by the Agent, to confirm in a manner satisfactory to the Agent that it will comply with its funding obligations, unless such failure is due to a good faith dispute with respect thereto, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or other governmental or regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority unless deemed so by Agent in its sole discretion.

“Defaulting Lender’s Unfunded Portion” means (i) with respect to the Revolving Credit such Defaulting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment minus the sum of (a) the aggregate principal amount of all Revolving Credit Advances funded by the Defaulting Lender under the Revolving Credit, plus (b) such Defaulting Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of all Swing Line Advances and Letter of Credit Obligations, and (ii) with respect to the Draw-to Facility such Defaulting Lender’s Draw-to Facility Percentage of the  Draw-to Facility Aggregate Commitment minus the aggregate principal amount of all Draw-to Facility Advances funded by the Defaulting Lender under the Draw-to Facility.

“Development Agreements” means direct or indirect Investments made (i) by way of placement fees paid for rights to place gaming units at gaming facilities or (ii) in the development, construction, remodel or expansion of gaming facilities, in either case including but not limited to Native American tribal gaming facilities, which Investments may consist of notes receivable or credit extensions made to existing or prospective customers by a Credit Party or Credit Parties, in the case of joint development agreements.

“Development Agreement Termination/Buyout Proceeds” means the aggregate cash payments received by any Borrower, any Subsidiary, and/or any other Credit Party, as the case may be, due to (i) the early full or partial termination of any Development Agreement, or (ii) the termination or reduction of the right of any Borrower, any Subsidiary, and/or any other Credit Party to utilize floor space in a gaming facility, or the reduction in the number of gaming stations that any Borrower, any Subsidiary, and/or any other Credit Party can maintain in a gaming facility.

“Distribution” is defined in Section 8.5.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of a Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by such Borrower or a Domestic Subsidiary of such Borrower, and “Domestic Subsidiaries” means any or all of them.

“Draw-down Expiration Date” means February 3, 2014.

“Draw-to-Facility” means the non-revolving draw to line of credit to be advanced to Borrower by the Draw-to-Lenders pursuant to Article 4A, in an aggregate amount (subject to the terms hereof), not to exceed the Draw-to-Facility Aggregate Commitment.

“Draw-to-Facility Advance(s)” means a borrowing requested by Borrowers and made by the Draw-to-Facility Lenders under Section 4A.1, including any refunding or conversion of such borrowing pursuant to Section 4A.4.

“Draw-to-Facility Aggregate Commitment” means Sixteen Million Four Hundred Forty Four Thousand Four Hundred Forty Four Dollars ($16,444,444), subject to increase under Section 4A.10.

“Draw-to-Facility Commitment Amount” means with respect to any Draw-to-Facility Lender, (i) if the Draw-to-Facility Aggregate commitment has not been terminated, the amount specified opposite such Draw-to-Facility Lender’s name in the column entitled “Draw-to-Facility Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Draw-to-Facility Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Draw-to-Facility Percentage of the aggregate principal amount outstanding under the Draw-to-Facility.

“Draw-to-Facility Fee” means the fee payable to Agent for distribution to the Draw-to-Facility Lenders in accordance with Section 4A.9.

“Draw-to-Facility Lenders” means the financial institutions from time to time parties hereto as Lenders of the Draw-to-Facility.

“Draw-to-Facility Optional Increase Amount” shall mean Twenty Three Million Five Hundred Fifty Five Thousand Five Hundred Fifty Six Dollars ($23,555,556).

“Draw-to-Facility Maturity Date” means the earlier to occur of (i) August 3, 2016, and (ii) the date on which the Draw-to-Facility Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Draw-to-Facility Note(s)” means the term notes described in Section 4A.2, made by Borrowers to each of the Draw-to-Facility Lenders in the form of Exhibit N-1, as such notes may be amended or supplemented from time to time, and any other notes in substitution, replacement or renewal thereof from time to time.

“Draw-to-Facility Percentage” means, with respect to any Draw-to-Facility Lenders, the percentage specified opposite such Draw-to-Facility Lender’s name in the column entitled “Draw-to-Facility Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Draw-to-Facility Request” means a request for an Advance under the Draw-to-Facility, or the refunding or conversion of an Advance under the Draw-to-Facility submitted by Borrowers under Section 4A.4, in the form of Exhibit N-2.

“Draw-to-Facility Term Amount” means the aggregate Draw-to-Facility Advances outstanding on the Draw-down Expiration Date.

“Effective Date” means the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include a Borrower, or any of the Borrowers’ Affiliates or Subsidiaries; and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.

“Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, and (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and including, in all of the foregoing cases described in clauses (i), (ii) or (iii), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“E-System” means any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar-based Advance” means any Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” means a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:

(a)           the LIBOR Rate;

divided by

(b)
1.00 minus the maximum rate (expressed as a decimal) on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent to the seventh decimal place.

“Eurodollar-Interest Period” means, for any Eurodollar-based Advance, an Interest Period of one, two,  or three months (or any shorter or longer periods agreed to in advance by the Borrowers, Agent and the Lenders) as selected by Borrowers, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4, as the case may be.

“Eurodollar Lending Office” means, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrowers and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to Borrowers and Agent.

“Event of Default” means each of the Events of Default specified in Section 9.1.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” means the fee letter by and between Borrowers and Comerica Bank dated as of May 24, 2011 relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” means the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by Borrowers to the Lenders, the Issuing Lender or Agent hereunder or under the Fee Letter.

“Final Maturity Date” means the last to occur of (i) the Revolving Credit Maturity Date, (ii) the Term Loan A Maturity Date, or (iii) the Draw-to-Facility Maturity Date.

“Fiscal Year” means the twelve-month period ending on each September 30.

“Foreign Subsidiary” means any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” means any or all of them.

“Fronting Exposure” means, at any time there is an Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

“Funded Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including, but not limited to, the Indebtedness) or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided, however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

“GAAP” means, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied.

“Governmental Authority(ies)” means any foreign, federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor(s)” means Parent, MGAM Technologies, LLC, a Delaware limited liability company (“Technologies”) and Megabingo International, LLC, a Delaware limited liability company, and each Subsidiary of a Borrower which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement).

“Guaranty” means, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 or otherwise, in each case in the form of the Amended and Restated Guaranty attached as Exhibit I, as amended, restated or otherwise modified from time to time.

“Hazardous Material” means any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” means all laws, codes, ordinances, rules, regulations, orders, decrees, and final written orders issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedging Agreement” means any agreement relating to a Hedging Transaction entered into between the Borrowers and any Lender or an Affiliate of a Lender.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Income Taxes” means for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of Borrowers and their respective Subsidiaries (including, without limitation, the Michigan Business Tax and all other corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” means all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, and any liabilities of any Credit Party to Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.

“Intellectual Property Collateral” shall have the meaning set forth in the Security Agreement.

“Initial Reinvestment Period” means a 30 day period during which Reinvestment must be commenced under Section 4.8(b) and (d).

“Insurance Proceeds” means the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys fees and expenses) incurred solely in connection with the recovery thereof.

“Intercompany Note” means any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance satisfactory to Agent.

“Interest Period” means (a) with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of 30 days (or any lesser number of days agreed to in advance by the Borrowers, Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Draw-to-Facility Maturity Date, as applicable.

“Internal Revenue Code” means the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” means any inventory as defined under the UCC.

“Investment” means, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

“Issuing Lender” means Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by Borrowers and the Revolving Credit Lenders.

“Issuing Office” means such office as Issuing Lender shall designate as its Issuing Office.

“Lender Products” means any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Term Loan Lenders, the Swing Line Lender, the Draw-to-Facility Lenders, and any assignee which becomes a Lender pursuant to Section 13.8.

“Letter of Credit Agreement” means, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrowers in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a).

“Letter of Credit Fees” means the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) and (b).

“Letter of Credit Maximum Amount” means Ten Million Dollars ($10,000,000).

“Letter of Credit Obligations” means at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” means any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” means any standby letters of credit issued by Issuing Lender at the request of or for the account of Borrowers pursuant to Article 3.

“LIBOR Rate” means,

(a)           with respect to the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by Agent and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(b)           with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by Agent and Borrower, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at a rate based on such “LIBOR Rate” and for a period equal to one (1) month.

“Lien” means any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, or title exception, preferential or priority arrangement affecting property, whether based on common law or statute.

“Loan Documents” means, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty, the Subordination Agreements, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Majority Lenders” means at any time, Lenders holding more than 50.0% of the sum of:

(a)           the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit), plus

(b)           the aggregate principal amount then outstanding under Term Loan A, plus

(c)           the Draw-to-Facility Aggregate Commitment (or if the Draw-to-Facility Aggregate Commitment has been terminated (whether by maturity, acceleration, or otherwise) the aggregate principal amount of Indebtedness then outstanding under the Draw-to-Facility);

provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” means all Lenders.  The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”.

“Majority Draw-to-Facility Lenders” means at any time with respect to the Draw-to-Facility, Draw-to-Facility Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Draw-to-Facility; provided, however, that so long as there are fewer than three Draw-to-Facility Lenders, considering any Draw-to-Facility Lender and its Affiliates as a single Draw-to-Facility Lender, “Majority Draw-to-Facility Lenders” means all Draw-to-Facility Lenders.”

“Majority Revolving Credit Lenders” means at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, the Revolving Credit Lenders holding more than 50.0% of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Revolving Credit Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit; provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Revolving Credit Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” means all Revolving Credit Lenders.

“Majority Term Loan A Lenders” means at any time with respect to Term Loan A, Term Loan A Lenders holding more than 50.0% of the aggregate principal amount then outstanding under Term Loan A; provided, however, that so long as there are fewer than three Term Loan A Lenders, considering any Term Loan A Lender and its Affiliates as a single Term Loan A Lender, “Majority Term Loan A Lenders” means all Term Loan A Lenders.

“Material Adverse Effect” means a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of the Credit Parties taken as a whole, (b) the ability of the Credit Parties, taken as a whole, to perform their obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” means (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $1,000,000 and (ii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash payments received by any Credit Party from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.

“Non-Defaulting Lender” means any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Notes” means the Revolving Credit Notes, the Swing Line Note, the Term Loan Notes, and the Draw-to-Facility Notes.

“Off Balance Sheet Liability(ies)” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, or (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person.

“Parent” has the meaning set forth in the recitals.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” means, as applicable, the Revolving Credit Percentage, the Term Loan A Percentage, the Draw-to-Facility Percentage or the Weighted Percentage.

“Permitted Acquisition” means an acquisition (whether achieved by purchase, merger, consolidation or otherwise) by any Borrower or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or of shares of stock or other ownership interests of another Person (an “Acquisition”) constituting a business substantially comparable to Borrower’s business, in compliance with each of the following:

(a)           At least thirty (30) days prior to the date of the Acquisition, such Borrower or such Subsidiary shall have delivered to Agent and the Lenders (i) a Covenant Compliance Report prepared on a proforma basis giving effect to such acquisition and demonstrating proforma compliance with the covenants set forth in Section 6.9 upon the consummation of such acquisition, and (ii) such due diligence information as Agent or the Majority Lenders may reasonably require with respect to the proposed Acquisition, in form and content satisfactory to Agent and the Majority Lenders;

(b)           Both immediately before and after the Acquisition, no Event of Default shall have occurred and be continuing; and

(c)           such Acquisition is consummated during an Unrestricted Fiscal Quarter.

“Permitted Investments” means with respect to any Person:

(a)           Governmental Obligations;

(b)           Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c)           Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d)           Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e)           Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f)           Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” means with respect to any Person:

(a)           Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c)           (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d)           any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e)           minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f)           Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;

(g)           Liens on documents of title and the property covered thereby securing reimbursement obligations in respect of commercial letters of credit and similar instruments;

(h)           Liens on goods financed with drawings under commercial letters of credit and similar instruments securing the reimbursement obligations thereunder;

(i)           Liens placed by developers, landlords and other third parties on property over which a Credit Party has a lease or easement which do not secure Debt of a Credit Party;

(j)           condemnation proceedings affecting any real property;

(k)           leases, subleases and licenses granted by a Credit Party in the ordinary course of its business;

(l)           interests of lessors under a lease, sublease or license;

(m)           banker’s and securities intermediary’s liens and rights of setoff relating to deposit accounts or investment accounts or that arise under UCC Article 4;

(n)           deposits to secure leases, liabilities to insurance carriers, brokerage, investment and margin accounts, and indemnification obligations;

(o)           earnest money deposits made in connection with Permitted Acquisitions;

(p)           Liens on property when acquired; and

(q)           continuations of Liens that are permitted under subsections (a)-(p), provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party (other than Parent) granted to any Person other than to Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.

“Person” means a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Prime Rate” means the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Prior Credit Agreement” shall have the meaning as defined in the Recitals.

“Pro Forma Balance Sheet” means the pro forma consolidated balance sheet of the Borrowers which has been certified by a Responsible Officer of the Borrowers that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.

“Purchases” shall have the meaning set forth in Section 8.5.

“Purchasing Lender” shall have the meaning set forth in Section 13.12.

“Quoted Rate” means the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance and accepted by the Borrowers.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” means Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 13.8(g).

“Reimbursement Obligation(s)” means the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(a)).

“Reinvest” or “Reinvestment” means, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.

“Reinvestment Certificate” is defined in Section 4.8(b).

“Reinvestment Period” means a 120-day period during which Reinvestment must be completed under Section 4.8(b) and (d) of this Agreement.

“Reporting Parties” is defined in Section 7.1(a).

“Request for Advance” means a Request for Revolving Credit Advance, a Request for Swing Line Advance, or a Draw-to-Facility Request, as the context may indicate or otherwise require.

“Request for Revolving Credit Advance” means a request for a Revolving Credit Advance issued by a Borrower under Section 2.3 in the form of Exhibit A.

“Request for Swing Line Advance” means a request for a Swing Line Advance issued by a Borrower under Section 2.5(b) in the form of Exhibit D.

“Requirement of Law” means as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“Revolving Credit” means the revolving credit loans to be advanced to Borrowers by the applicable Revolving Credit Lenders pursuant to Article 2, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” means a borrowing requested by a Borrower and made by the Revolving Credit Lenders under Section 2.1, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(a), and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Revolving Credit Aggregate Commitment” means Twenty Million Five Hundred Fifty Five Thousand Five Hundred Fifty Six Dollars ($20,555,556), subject to increase under Section 2.12 or subject to reduction or termination under Section 2.11 or 9.2.

“Revolving Credit Commitment Amount” means with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Facility Fee” means the fee payable to Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9.

“Revolving Credit Lenders” means the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” means the earlier to occur of (i) August 3, 2016, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” means the revolving credit notes described in Section 2.2, made by Borrowers to each of the Revolving Credit Lenders in the form of Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Optional Increase Amount” means Four Million Four Hundred Forty Four Thousand Four Hundred Forty Four Dollars ($4,444,444).

“Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Routine Capital Expenditures” means, for each fiscal quarter included in any period of calculation, the lesser of (a) aggregate Capital Expenditures actually incurred or (b) Two Million Five Hundred Thousand Dollars ($2,500,000).

“Security Agreement” means, collectively, the security agreement(s) executed and delivered by the Borrowers and the Guarantors on the Effective Date pursuant to Section 5.1, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 or otherwise, in the form of the Amended and Restated Security Agreement attached as Exhibit F, as amended, restated or otherwise modified from time to time.

“Subordinated Debt” means any Funded Debt of any Credit Party which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent.

“Subordinated Debt Documents” means and includes any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” means, collectively, any subordination agreements entered into by any Person from time to time in favor of Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time in a manner acceptable to the Agent, and “Subordination Agreement” means any one of them.

“Subsidiary(ies)” means any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries.  Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrowers.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrowers and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” means the revolving credit loans to be advanced to Borrowers by the Swing Line Lender pursuant to Section 2.5, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” means a borrowing requested by Borrowers and made by Swing Line Lender pursuant to Section 2.5 and may include, subject to the terms hereof, Quoted Rate-Advances and Base Rate Advances.

“Swing Line Lender” means Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” means Five Million Dollars ($5,000,000).

“Swing Line Note” means the swing line note which may be issued by Borrowers to Swing Line Lender pursuant to Section 2.5(b)(ii) in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” means the Swing Line Participation Certificate delivered by Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) in the form of Exhibit M.

“Term Loan A” means the term loan to be made to Borrowers by the Term Loan A Lenders pursuant to Section 4.1(a), in the aggregate principal amount of Thirty Seven Million Dollars ($37,000,000), subject to increase under Section 4.9.

“Term Loan A Advance” means a borrowing requested by Borrowers and made by the Term Loan A Lenders pursuant to Section 4.1(a), including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan A Amount” means with respect to any Term Loan A Lender, the amount equal to its Term Loan A Percentage of the aggregate principal amount outstanding under the Term Loan A.

“Term Loan A Lenders” means the financial institutions from time to time parties hereto as lenders of Term Loan A.

“Term Loan A Maturity Date” means August 3, 2016.

“Term Loan A Notes” means the term notes described in Section 4.2(e), made by Borrowers to each of the Term Loan A Lenders in the form attached hereto as Exhibit K-1, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan A Optional Increase Amount” means Eight Million Dollars ($8,000,000).

“Term Loan A Percentage” means with respect to any Term Loan A Lender, the percentage specified opposite such Term Loan A Lender’s name in the column entitled “Term Loan A Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Advances” means, collectively, the Term Loan A Advances.

“Term Loan Lenders” means, collectively, the Term Loan A Lenders.

“Term Loan Notes” means, collectively, the Term Loan A Notes.

“Term Loan Rate Request” means a request for the refunding or conversion of any Term Loan Advance submitted by Borrowers under Section 4.4 in the form of Exhibit L.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Michigan.

“Unrestricted Fiscal Quarter” shall mean a fiscal quarter of Parent as to which in each of the two immediately preceding fiscal quarters, its Consolidated EBITDA was at least $7,500,000.

“USA Patriot Act” is defined in Section 6.7.

“Weighted Percentage” means with respect to any Lender, its percentage share as set forth in Schedule 1.2, as such Schedule may be revised by the Agent from time to time, which percentage shall be calculated as follows:

(a)           as to such Lender, so long as the Revolving Credit Aggregate Commitment and the Draw-to-Facility Commitment have not been terminated, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan A Amount plus (z) its Draw-to-Facility Commitment Amount, by (ii) the sum of (x) the Revolving Credit Aggregate Commitment plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan A plus (z) the Draw-to-Facility Aggregate Commitment; and

(b)           as to such Lender, if the Revolving Credit Aggregate Commitment and the Draw-to-Facility Commitment have been terminated (whether by maturity, acceleration or otherwise), its weighted percentage calculated by dividing (i) the sum of (x) its applicable Revolving Credit Commitment Amount plus (y) its Term Loan A Amount plus (z) its Draw-to-Facility Commitment Amount, by (ii) the sum of the aggregate principal amount outstanding under (x) the Revolving Credit (including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), (y) the Term Loan A and (z) the Draw-to-Facility.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2.           REVOLVING CREDIT.

2.1           Commitment.  Subject to the terms and conditions of this Agreement (including without limitation Section 2.3), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2           Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)           Borrowers hereby jointly and severally and unconditionally promise to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)           Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c)           The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrowers in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d)           The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrowers by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e)           Borrowers agree that, upon written request to the Agent by any Revolving Credit Lender, Borrowers will execute and deliver, to such Revolving Credit Lender, at Borrowers’ own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.

2.3           Requests for and Refundings and Conversions of Advances.  Borrowers may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrowers, subject to the following:

(a)           each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i)           the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii)           whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(iii)           whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto; provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.

(b)           each such Request for Revolving Credit Advance shall be delivered to Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

(c)           on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication, the Advances that are deemed to be disbursed by Agent under Section 3.6(a) in respect of Borrowers’ Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment;

(d)           in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,000,000 or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,000,000;

(e)           in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $1,500,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment if less than $1,500,000 and at any one time there shall not be in effect more than three (3) different Eurodollar-Interest Periods;

(f)           a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Borrowers and shall constitute a certification by Borrowers as of the date thereof that:

(i)           all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied, and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(ii)           there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(iii)           the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Borrowers to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. Borrowers hereby authorize Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, Borrowers acknowledge that Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrowers shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4           Disbursement of Advances.

(a)           Upon receiving any Request for Revolving Credit Advance from a Borrower under Section 2.3, Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to Agent, as follows:

(i)           for Base Rate Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

(ii)           for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance.

(b)           Subject to submission of an executed Request for Revolving Credit Advance by a Borrower without exceptions noted in the compliance certification therein, Agent shall make available to Borrowers the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(i)           for Base Rate Advances, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of Borrowers maintained with Agent or to such other account or third party as Borrowers may reasonably direct in writing, provided such direction is timely given; and

(ii)           for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of Borrowers maintained with Agent’s Correspondent or to such other account or third party as Borrowers may direct, provided such direction is timely given.

(c)           Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date, as aforesaid.  Agent may, but shall not be obligated to, make available to Borrowers the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to Borrowers, the Agent shall promptly notify Borrowers and Borrowers shall pay such amount to Agent, if such notice is delivered to Borrowers prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrowers shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Revolving Credit Lender.  The Borrowers shall retain their claim against such Revolving Credit Lender with respect to the amounts repaid by them to Agent and, if such Revolving Credit Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to the Borrowers as a Revolving Credit Advance. Agent shall also be entitled to recover from such Revolving Credit Lender or Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrowers, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i)           in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii)           in the case of Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever.  The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrowers or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5           Swing Line.

(a)           Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c)), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b)           Accrual of Interest and Maturity; Evidence of Indebtedness.

(i)           Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii)           The Borrowers agree that, upon the written request of Swing Line Lender, the Borrowers will execute and deliver to Swing Line Lender a Swing Line Note.

(iii)           Borrowers jointly and severally and unconditionally promise to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.  Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c)           Requests for Swing Line Advances.  Borrowers may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Borrowers, subject to the following:

(i)           each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, (A) the proposed date of such Swing Line Advance, which must be a Business Day, (B) whether such Swing Line Advance is to be a Base Rate Advance or a Quoted Rate Advance, and (C) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto;

(ii)           on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by Borrowers as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii)           on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrowers on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(a) in respect of the Borrowers’ Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the Revolving Credit Aggregate Commitment;

(iv)           (A) in the case of a Swing Line Advance that is a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $250,000 or such lesser amount as may be agreed to by the Swing Line Lender, and (B) in the case of a Swing Line Advance that is a Quoted Rate Advance, the principal amount of such Advance, plus any other outstanding Swing Line Advances to be then combined therewith having the same Interest Period, if any, shall be at least $250,000 or such lesser amount as may be agreed to by the Swing Line Lender, and at any time there shall not be in effect more than three (3) Interest Rates and Interest Periods;

(v)           each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

(vi)           each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by Borrowers, and shall constitute and include a certification by Borrowers as of the date thereof that:

(A)           all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B)           there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C)           the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vii)           At the option of the Agent, subject to revocation by Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, Borrowers may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Borrowers shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(c).  Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever.  Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date.  Agent may suspend or revoke Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrowers for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrowers’ telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrowers comply with the provisions set forth in this Section 2.5.

(d)           Disbursement of Swing Line Advances.  Upon receiving any executed Request for Swing Line Advance from the Borrowers and the satisfaction of the conditions set forth in Section 2.5(c), Swing Line Lender shall, at its option, make available to Borrowers the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of Borrowers maintained with Agent or to such other account or third party as the Borrowers may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(e)           Refunding of or Participation Interest in Swing Line Advances.

(i)           At any time that the outstanding principal amount of the Swing Line Advances has been at least $3,000,000 for at least 30 continuous days the Borrowers shall request, and the Agent, at any time in its sole and absolute discretion, in each case on behalf of the Borrowers (which hereby irrevocably direct the Agent to act on their behalf), may request that each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) make an Advance of the Revolving Credit to Borrowers, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided, however, that the Swing Line Advances carried at the Quoted Rate which are refunded with Revolving Credit Advances at the request of the Swing Line Lender at a time when no Default or Event of Default has occurred and is continuing shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against the Borrowers or the Revolving Credit Lenders as a consequence of such refunding.  The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances.  In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii), the Swing Line Lender shall retain its claim against Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding.  Unless any of the events described in Section 9.1(i) shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds.  The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1.

(ii)           If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i), one of the events described in Section 9.1(i) shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i), as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date.  Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii)           Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii), as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii).

(iv)           Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance or purchase a participation in such Swing Line Advance shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

2.6           Interest Payments; Default Interest.

(a)           Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds commencing on October 1, 2011, and on the first day of each October, January, April and July thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b)           Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter).  Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.

(c)           Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest accruing at the Quoted Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(d)           Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 and any Swing Line Advance refunded pursuant to Section 2.5(e), shall be due and payable in full on the date such Advance is refunded or converted.

(e)           In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Revolving Credit Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances and Quoted Rate Advances, three percent (3%) for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus three percent (3%).

2.7           Optional Prepayments.

(a)           (i) Upon notice to Agent, the Borrowers may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, provided that, unless the “Sweep to Loan” system shall be in effect in respect of the Revolving Credit, after giving effect to any partial prepayment, the aggregate balance of Base Rate Advance(s) of the Revolving Credit remaining outstanding shall be at least $1,000,000, and (ii) subject to Section 2.10(c), the Borrowers may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than one (1) Business Day’s notice to Agent) provided that, after giving effect to any partial prepayment, the unpaid portion of such Advance which is to be refunded or converted under Section 2.3 shall be at least $1,000,000.  Any partial prepayments made under clauses (i) and (ii) above shall be in an amount equal to at least $250,000.

(b)           (i) The Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Base Rate at any time, provided that after giving effect to any partial prepayment, the aggregate balance of such Base Rate Advances remaining outstanding shall be at least $250,000 and (ii) subject to Section 2.10(c), the Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance carried at the Quoted Rate at any time (subject to not less than one (1) day’s notice to the Swing Line Lender) provided that after giving effect to any partial prepayment, the aggregate balance of such Quoted Rate Swing Line Advances remaining outstanding shall be at least $250,000.  Any partial prepayments made under clause (i) above shall be in an amount equal to at least $250,000 and partial prepayments made under clause (ii) above shall be in the amount and on the terms agreed by the Borrowers and the Swing Line Bank at the time such Quoted Rate Advance is made.

(c)           Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.

2.8           Base Rate Advance in Absence of Election or Upon Default.  If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit or any outstanding Quoted Rate Advance of the Swing Line, Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify Borrowers of said action.  All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

2.9           Revolving Credit Facility Fee.  From the Effective Date to the Revolving Credit Maturity Date, the Borrowers shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing October 1, 2011 (in respect of the period from the date hereof through September 30, 2011), and on the first day of each January, April, July, and October thereafter (in respect of the prior three months or any portion thereof).  The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage by the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day.  Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.

2.10           Mandatory Repayment of Revolving Credit Advances.

(a)           If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the Revolving Credit Aggregate Commitment, Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 9.2. Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1.  Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

(b)           Upon the payment in full of Term Loan A, any prepayments required to be made on Term Loan A pursuant to Sections 4.8(a), (b), (c) and (d) of this Agreement shall instead be applied to prepay any amounts outstanding under the Revolving Credit, without resulting in a permanent reduction in the Revolving Credit Agreement Commitment.  Subject to Section 10.2, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, then to Eurodollar-based Advances of the Revolving Credit, then to Swing Line Advances carried at the Quoted.  If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to Borrowers.

(c)           To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to Agent and upon such deposit the obligation of Borrowers to make such mandatory principal prepayment shall be deemed satisfied, provided that interest shall continue to accrue on such principal amount and shall be payable as provided herein. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Advance, thereby avoiding breakage costs under Section 11.1; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the Borrowers will be obligated to pay any resulting breakage costs under Section 11.1.

2.11           Optional Reduction or Termination of Revolving Credit Aggregate Commitment.  Borrowers may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless Borrowers so elect, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, Borrowers shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(c).  Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable.  Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, then to Eurodollar-based Advances of the Revolving Credit, and then to Swing Line Advances carried at the Quoted Rate.

2.12           Optional Increase of Revolving Credit Aggregate Commitment.  On or before August 3, 2013, Borrowers may, with Agent’s consent, request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such requests under this Section 2.12) not to exceed the Revolving Credit Optional Increase Amount, subject, in each case, to Section 11.1 and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a)           Borrowers shall have delivered to the Agent a written request for such increase, specifying the amount of the requested increase (each such request, a “Request for Revolving Credit Increase”); provided, however, that in the event Borrowers previously delivered a Request for Revolving Credit Increase pursuant to this Section 2.12, Borrowers may not deliver a subsequent Request for Revolving Credit Increase until all the conditions to effectiveness of such first Request for Revolving Credit Increase have been fully satisfied (or such Request for Revolving Credit Increase has been withdrawn); and provided further that Borrowers may make no more than three (3) Requests for Revolving Credit Increase;

(b)           within three (3) Business Days after the Agent’s receipt of the Request for Revolving Credit Increase, the Agent shall inform each Revolving Credit Lender of the requested increase in the Revolving Credit Aggregate Commitment, offer each Revolving Credit Lender the opportunity to increase its Commitment in an amount equal to its applicable Revolving Credit Percentage of the requested increase in the Revolving Credit Aggregate Commitment, and request each such Revolving Credit Lender to notify the Agent in writing whether such Revolving Credit Lender desires to increase its applicable commitment by the requested amount.  Each Revolving Credit Lender approving an increase in its applicable commitment by the requested amount shall deliver its written consent thereto no later than ten (10) Business Days of the Agent’s informing such Revolving Credit Lender of the Request for Revolving Credit Increase; if the Agent shall not have received a written consent from a Revolving Credit Lender within such time period, such Revolving Credit Lender shall be deemed to have elected not to increase its applicable Commitment. If any one or more Revolving Credit Lenders shall elect not to increase its commitment, then the Agent may offer the remaining increase amount to each other Revolving Credit Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8 hereof (including, for the purposes of this Section 2.12, any existing Revolving Credit Lender which agrees to increase its commitment hereunder, the “New Revolving Credit Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);

(c)           the New Revolving Credit Lenders shall have become a party to this Agreement by executing and delivering a New Lender Addendum in the form attached hereto as Exhibit O for a minimum amount for each such New Revolving Credit Lender that was not an existing Revolving Credit Lender of $2,000,000 (or such lesser amount as agreed to by Agent) and an aggregate amount for all such New Revolving Credit Lenders of that portion of the Revolving Credit Optional Increase Amount, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.12) covered by the applicable Request; provided, however, that each New Revolving Credit Lender shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.12) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Revolving Credit Lenders based upon the new Percentages as determined below;

(d)           no New Revolving Credit Lender shall receive compensation (whether in the form of a fee, original issue discount or interest rate pricing) for its commitment under the Revolving Credit, except as set forth in this Agreement;

(e)           Borrowers shall have paid to the Agent for distribution to the existing Revolving Credit Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee, which shall not be duplicative) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurodollar-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrowers had prepaid such Advances;

(f)           if requested, Borrowers shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Revolving Credit Lenders in the face amount of each such New Revolving Credit Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.12) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Revolving Credit Lenders in the face amount of each such Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.12), dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Revolving Credit Lenders, including the New Revolving Credit Lenders);

(g)           prior to the date the increased commitment becomes available, the Borrowers shall have delivered to the Agent, in each case dated as of the date of the applicable increase, a certificate signed by a Responsible Officer of each Borrower (i) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date such increase becomes available, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default shall have occurred and be continuing; and

(h)           such amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrowers as required by the Agent, in its reasonable discretion.

2.13           Use of Proceeds of Advances.  Advances of the Revolving Credit shall be used to finance Borrowers’ general corporate purposes.

3.           LETTERS OF CREDIT.

3.1           Letters of Credit.  Subject to the terms and conditions of this Agreement, Issuing Lender shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of Borrowers accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of Borrowers, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of Two Hundred Fifty Thousand Dollars ($250,000) (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) thirteen months after the date of issuance thereof and (ii) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2           Conditions to Issuance.  No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of Borrowers unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a)           after giving effect to the Letter of Credit requested, (i) the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(a) in respect of Borrowers’ Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the Revolving Credit Aggregate Commitment;

(b)           the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c)           there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d)           Borrowers shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e)           no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(f)           there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Lenders, the Borrowers and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (f), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(g)           if any Revolving Credit Lender is a Defaulting Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations; and

(h)           Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by Borrowers of the matters set forth in Section 5.2. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3           Notice.  The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof.

3.4           Letter of Credit Fees; Increased Costs.

(a)           Borrowers shall pay letter of credit fees as follows:

(i)           A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 to this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii)           A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.

(b)           All payments by Borrowers to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to Borrowers by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance and (iii) in the case of fees due under clause (a)(ii) above, upon the issuance of such Letter of Credit shall be payable quarterly in advance on the first day of each January, April, July, and October thereafter. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c)           If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, Borrowers shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

3.5           Other Fees.  In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrowers shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6           Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a)           Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b)           If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrowers agree to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that Borrowers received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Borrowers received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c)           If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrowers do not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrowers shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto.  Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(d)           If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrowers do not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrowers hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses.  To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to Agent, at a rate per annum equal to the Federal Funds Effective Rate.  The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.

(e)           In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 or Article 5, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Borrowers to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the Revolving Credit Aggregate Commitment).

(f)           If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to Borrowers on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Borrowers shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6.  The Issuing Lender shall further use reasonable efforts to provide notice to Borrowers prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrowers under this Section 3.6.

(g)           Notwithstanding the foregoing however, no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.  In the event that the Issuing Lender receives such a notice, the Issuing Lender shall have no obligation to issue any Letter of Credit until such notice is withdrawn by Agent or such Lender or until the requisite Lenders have waived such Default or Event of Default in accordance with the terms of this Agreement.

(h)           Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

(i)           In the event that any Revolving Credit Lender becomes a Defaulting Lender, the Issuing Lender may, at its option, require that the Borrowers enter into arrangements satisfactory to Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account or delivery of other security to assure payment of such Defaulting Lender's Percentage of all outstanding Letter of Credit Obligations.

3.7           Obligations Irrevocable.  The obligations of Borrowers to make payments to Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)           Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b)           Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c)           The existence of any claim, setoff, defense or other right which Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)           Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)           Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)           Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g)           Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Borrowers from the performance or observance of any obligation, covenant or agreement contained in Section 3.6.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrowers have or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrowers against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Borrowers, after satisfaction in full of the absolute and unconditional obligations of Borrowers hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

3.8           Risk Under Letters of Credit.

(a)           In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b)           Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from Borrowers, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c)           In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Borrowers or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Borrowers or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of Borrowers’ creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d)           If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

3.9           Indemnification.  Borrowers hereby indemnify and agree to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a)           the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b)           the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)           payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d)           any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e)           any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e), (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to each Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by any Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10           Right of Reimbursement.  Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by Borrowers pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrowers or any other Credit Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c)), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrowers, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4.           TERM LOAN.

4.1           Term Loan A.  (a) Subject to the terms and conditions hereof, each Term Loan A Lender, severally and for itself alone, agrees to lend to Borrowers, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Percentage of Term Loan A.

4.2           Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)           Borrowers hereby unconditionally promise to pay to the Agent for the account of each Term Loan A Lender such Lender’s Percentage of the then unpaid aggregate principal amount of Term Loan A outstanding on the Term Loan A Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan A shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate.

(b)           Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to the appropriate lending office of such Term Loan Lender resulting from each Advance of Term Loan A made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.

(c)           The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Term Loan Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Term Loan Lender hereunder in respect of the Term Loan A Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrowers in respect of the Advances under Term Loan A and each Term Loan Lender’s share thereof.

(d)           The entries made in the Register pursuant to paragraph (c) of this Section 4.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Term Loan Advances of Term Loan A (and all other amounts owing with respect thereto) made to Borrowers by the Term Loan Lenders in accordance with the terms of this Agreement.

(e)           Borrowers agree that, upon written request to the Agent by any Term Loan Lender, Borrowers will execute and deliver to such Term Loan Lender, at Borrowers’ expense, a Term Loan A Note evidencing the outstanding Advances under Term Loan A owing to such Term Loan Lender.

4.3           Repayment of Principal.

(a)           Borrowers shall repay Term Loan A in quarterly principal installments each equal to Nine Hundred Twenty-Five Thousand Dollars ($925,000), each such quarterly principal installment to be paid on the first day of each January, April, July, and October commencing on October 1, 2011, until the Term Loan A Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(b)           Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

(c)           If a Term Loan A Optional Increase Amount is advanced pursuant to Section 4.9, the quarterly principal installments payable thereafter under clause (a) above shall be automatically increased by two and one-half percent (2.5%) of the amount of such Term Loan A Optional Increase Amount.

4.4           Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loan A.  On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Base Rate. Thereafter, Borrowers may refund all or any portion of any Term Loan Advance as a Term Loan Advance with a like Eurodollar-Interest Period or convert each such Term Loan Advance to an Advance with a different Eurodollar-Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed in connection with such Term Loan A by an Authorized Signer and subject to the terms hereof and to the following:

(a)           each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to Term Loan A, including without limitation:

(i)           whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(ii)           in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii)           whether such Term Loan Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

(b)           each such Term Loan Rate Request shall be delivered to Agent (i) by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Base Rate Advance;

(c)           the principal amount of such Advance of such Term Loan A plus the amount of any other Advance of such Term Loan A to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least Three Million Dollars ($3,000,000), or the remaining principal balance outstanding under Term Loan A, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least Five Million Dollars ($5,000,000) or the remaining principal balance outstanding under Term Loan A, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);

(d)           no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan A Maturity Date and, notwithstanding any provision hereof to the contrary, Borrowers shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of the Term Loan A such that Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;

(e)           at no time shall there be more than three (3) Eurodollar-Interest Periods in effect for Advances of each Term Loan A; and

(f)           a Term Loan Rate Request, once delivered to Agent, shall not be revocable by Borrowers.

4.5           Base Rate Advance in Absence of Election or Upon Default.  In the event Borrowers shall fail with respect to any Eurodollar-based Advance of Term Loan A to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify Borrowers thereof.  All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.

4.6           Interest Payments; Default Interest.

(a)           Interest on the unpaid principal of all Base Rate Advances of Term Loan A from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on October 1, 2011, and on the first day of each January, April, July, and October thereafter. Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b)           Interest on the unpaid principal of each Eurodollar-based Advance of Term Loan A having a related Eurodollar-Interest Period of three (3) months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurodollar-based Advance of Term Loan A outstanding from time to time having a Eurodollar-Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable Eurodollar-Interest Period, and shall also be payable on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.

(c)           Notwithstanding anything to the contrary in Section 4.6(a) or (b), all accrued and unpaid interest on any Term Loan A Advance refunded or converted pursuant to Section 4.4 shall be due and payable in full on the date such Term Loan A Advance is refunded or converted.

(d)           In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan A Lenders in regards to Term Loan A, interest shall be payable on demand on the principal amount of all Advances of Term Loan A time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, (i) in the case of Eurodollar-based Advances, three percent (3%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times, and (ii) in the case of all Base Rate Advances, at a per annum rate equal to the Base Rate plus three percent (3%).

4.7           Optional Prepayment of Term Loan A.

(a)           Subject to clause (b), Borrowers (at their option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan A bearing interest at the Eurodollar-based Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment.  Any prepayment of a portion of a Term Loan A as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty and any prepayment of a portion of a Term Loan A as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1.

(b)           Each partial prepayment of a Term Loan A shall be applied to all installments of such Term Loan A due thereunder in the inverse order of their maturities to all such principal payments as follows: first to that portion of such Term Loan A outstanding as a Base Rate Advance, second to that portion of such Term Loan A outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of such Term Loan A being carried at the Eurodollar-based Rate.

(c)           All prepayments of Term Loan A shall be made to the Agent for distribution ratably to the applicable Term Loan A Lenders in accordance with their respective Term Loan Percentages.

4.8           Mandatory Prepayment of Term Loan A.

(a)           Subject to clauses (e) and (f), immediately upon receipt by any Credit Party of Development Agreement Termination/Buyout Proceeds involving Development Agreement Termination/Buyout Proceeds greater than $500,000, Borrowers shall prepay Term Loan A by an amount equal to one hundred percent (100%) of such Development Agreement Termination/Buyout Proceeds.

(b)           Subject to clauses (e) and (f), immediately upon receipt by any Credit Party of any Net Cash Proceeds greater than $500,000 from any Asset Sales which are not Reinvested as described in the proviso in this sentence, Borrowers shall prepay Term Loan A by an amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, that Borrowers shall not be obligated to prepay Term Loan A with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, Borrowers provide to Agent a certificate executed by a Responsible Officer of the Borrowers (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment.  If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrowers shall promptly pay such proceeds to Agent, to be applied to repay Term Loan A in accordance with clauses (e) and (f).

(c)           Subject to clauses (e) and (f), (i) immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests of such Person (other than Equity Interests under any stock option or employee incentive plans listed on Schedule 6.13 hereto (or any successor plans), Borrowers shall prepay Term Loan A by an amount equal to fifty percent (50%) of such Net Cash Proceeds, and (ii) immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance of any Subordinated Debt after the Effective Date, Borrowers shall prepay Term Loan A by an amount equal to one hundred percent (100%) of such Net Cash Proceeds.

(d)           Subject to clauses (e) and (f), immediately upon receipt by any Credit Party of any Insurance Proceeds or Condemnation Proceeds greater than $500,000, Borrowers shall be obligated to prepay Term Loan A by an amount equal to one hundred percent (100%) of such Insurance Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, Borrowers provide to Agent a Reinvestment Certificate stating (x) that no Default or Event of Default  has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be), (ii) the Reinvestment of such proceeds is commenced within the Initial Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment.  If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrowers shall promptly pay such proceeds to Agent, to be applied to repay Term Loan A in accordance with clauses (e) and (f).

(e)           Subject to clause (f), each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of Term Loan A shall be applied to installments of principal on Term Loan A in the inverse order of their maturities.

(f)           To the extent that, on the date any mandatory prepayment of Term Loan A under this Section 4.8 is due, the Indebtedness under Term Loan A or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory principal prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of each Borrower to make such mandatory principal prepayment shall be deemed satisfied, provided that interest shall continue to accrue on such principal amount and shall be payable as provided herein. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of Term Loan A on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of Term Loan A, thereby avoiding breakage costs under Section 11.1.

(g)           If at the time any mandatory prepayment is required pursuant to this Section 4.8, Term Loan A has been fully repaid, each such mandatory prepayment shall be applied to outstanding Draw-to-Facility Advances.

4.9           Optional Increase of Term Loan A.  On or before August 3, 2013, Borrowers may, with Agent’s consent, request that Term Loan A be increased in an aggregate amount (for all such requests under this Section 4.9) not to exceed the Term Loan A Optional Increase Amount, subject, in each case, to Section 11.1 and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a)           Borrowers shall have delivered to the Agent a written request for such increase, specifying the amount of the requested increase (each such request, a “Request for Term Loan A Increase”); provided, however, that in the event Borrowers previously delivered a Request for Term Loan A Increase pursuant to this Section 4.9, Borrowers may not deliver a subsequent Request for Term Loan A Increase until all the conditions to effectiveness of such first Request for Term Loan A Increase have been fully satisfied (or such Request for Term Loan A Increase has been withdrawn); and provided further that Borrowers may make no more than three (3) Requests for Term Loan A Increase;

(b)           within three (3) Business Days after the Agent’s receipt of the Request for Term Loan A Increase, the Agent shall inform each Term Loan Lender of the requested increase in Term Loan A, offer each Term Loan Lender the opportunity to increase its Commitment in an amount equal to its applicable Term Loan A Percentage of the requested increase in Term Loan A, and request each such Term Loan Lender to notify the Agent in writing whether such Term Loan Lender desires to increase its applicable commitment by the requested amount.  Each Term Loan Lender approving an increase in its applicable commitment by the requested amount shall deliver its written consent thereto no later than ten (10) Business Days of the Agent’s informing such Term Loan Lender of the Request for Term Loan A Increase; if the Agent shall not have received a written consent from a Term Loan Lender within such time period, such Term Loan Lender shall be deemed to have elected not to increase its applicable Commitment. If any one or more Term Loan Lenders shall elect not to increase its commitment, then the Agent may offer the remaining increase amount to each other Term Loan Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8 hereof (including, for the purposes of this Section 4.9, any existing Term Loan Lender which agrees to increase its commitment hereunder, the “New Term Loan Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);

(c)           the New Term Loan Lenders shall have become a party to this Agreement by executing and delivering a New Lender Addendum in the form attached hereto as Exhibit O for a minimum amount for each such New Term Loan Lender that was not an existing Term Loan Lender of $2,500,000 (or such lesser amount as agreed to by Agent)  and an aggregate amount for all such New Term Loan Lenders of that portion of the Term Loan A Optional Increase Amount, taking into account the amount of any prior increase in Term Loan A (pursuant to this Section 4.9) covered by the applicable Request; provided, however, that each New Term Loan Lender shall remit to the Agent funds in an amount equal to its portion of the Term Loan A Optional Increase Amount;

(d)           no New Term Loan Lender shall receive compensation (whether in the form of a fee, original issue discount or interest rate pricing) for its commitment under Term Loan A, except as set forth in this Agreement;

(e)           Borrowers shall have paid to the Agent for distribution to the existing Term Loan Lenders, as applicable, all interest, fees and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurodollar-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrowers had prepaid such Advances;

(f)           if requested, Borrowers shall have executed and delivered to the Agent new Term Loan Notes payable to each of the New Term Loan Lenders in the face amount of each such New Term Loan Lender’s Percentage of Term Loan A (after giving effect to this Section 4.9) dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the New Term Loan Lenders);

(g)           prior to the date the increased commitment becomes available, the Borrowers shall have delivered to the Agent, in each case dated as of the date of the applicable increase, a certificate signed by a Responsible Officer of each Borrower (i) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date such increase becomes available, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default shall have occurred and be continuing; and

(h)           such amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrowers as required by the Agent, in its reasonable discretion.

4.10           Use of Proceeds.  Proceeds of Term Loan A shall be used by Borrowers to refinance existing indebtedness under the Prior Credit Agreement and for other lawful corporate purposes.

4A           DRAW-TO-FACILITY.

4A.1           Draw-to-Facility.  Subject to the terms and conditions of this Agreement (including without limitation Section 4A.4), each Draw-to-Facility Lender severally and for itself alone agrees to make Advances of the Draw-to-Facility in Dollars from time to time on any Business Day during the period from the Effective Date until (but excluding) the Draw-down Expiration Date in an aggregate amount not to exceed such Lender’s Draw-to-Facility Percentage of the Draw-to-Facility Aggregate Commitment.  Subject to the terms and conditions set forth herein, advances and repayments, but not readvances, may be made under the Draw-to-Facility.

4A.2           Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)           Borrowers unconditionally promise to pay to Agent for the account of each Draw-to-Facility Lender such Lender’s Percentage of the then unpaid aggregate principal amount of the Draw-to-Facility, as outstanding on the Draw-to-Facility Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.  Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Draw-to-Facility shall, from the Effective Date (until paid), bear interest at the Base Rate or the Eurodollar-based Rate as elected by Borrower in accordance with the terms and conditions set forth herein.  There shall be no readvance or re-borrowings of any principal reductions of the Draw-to-Facility.

(b)           Each Draw-to-Facility Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrowers to the appropriate lending office of such Draw-to-Facility Lender resulting from each Advance of the Draw-to-Facility made by such lending office of such Lender from time to time, including the amounts and interest payable thereon and paid to such Draw-to-Facility Lender from time to time under this Agreement.

(c)           Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Draw-to-Facility Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount and currency of each Advance of the Draw-to-Facility made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Draw-to-Facility Lender hereunder in respect of the Advances of the Draw-to-Facility and (iii) both the amount of any sum received by Agent hereunder from Borrowers in respect of the Advances of the Draw-to-Facility and each Draw-to-Facility Lender’s share thereof.

(d)           The entries made in the Register pursuant to paragraph (c) of this Section shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Draw-to-Facility Lender or Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Advances of the Draw-to-Facility (and all other amounts owing with respect thereto) made to Borrowers by the Draw-to-Facility Lenders in accordance with the terms of this Agreement.

(e)           Borrowers agree that, upon written request to Agent by any Draw-to-Facility Lender, Borrowers will execute and deliver to such Draw-to-Facility Lender, at Borrower’s expense, a Draw-to-Facility Note evidencing the outstanding Advances under the Draw-to-Facility owing to such Draw-to-Facility Lender.

4A.3           Repayment of Principal.  Following the Draw-down Expiration Date the Borrowers shall repay the Draw-to-Facility Term Amount in principal installments of 1/28th of the Draw-to-Facility Term Amount, commencing on the first Business Day of April, 2014 and continuing on the first Business Day of each July, October, January, and April thereafter, until the Draw-to-Facility Maturity Date, when the entire principal balance of all Draw-to-Facility Advance(s) then outstanding, and all accrued and unpaid interest thereon, shall be due and payable.  Amounts repaid or prepaid on Draw-to-Facility Advance(s) will not be subject to readvance.

4A.4           Draw-to-Facility Requests; Advances, Refundings and Conversions of Advanced of Draw-to-Facility.  From the Effective Date until the Draw-down Expiration Date, each Draw-to-Facility Advance shall bear interest at the Base Rate or the Eurodollar-based Rate as elected by Borrowers.  Following the Draw-down Expiration Date, the Borrowers may convert any Draw-to-Facility Advance (i) from a Base Rate Advance to a Eurodollar-based Rate Advance, or (ii) from a Eurodollar-based Rate Advance to a Base Rate Advance, provided, however, at all times from the Effective Date until the Draw-to-Facility Maturity Date no more than three (3) Eurodollar-based Rate Advances may be outstanding.  Borrowers may request an Advance of the Draw-to-Facility, a refunding or conversion thereof, but only after delivery to Agent of a Draw-to-Facility Request executed by an authorized officer of each Borrower and subject to the terms hereof and to the following:

(a)           each Draw-to-Facility Request shall set forth the information required on the Draw-to-Facility Request form attached hereto as Exhibit N-2 including without limitation: (1) whether the Advance is a new Advance and the currency required if it is a new Advance, or the refunding or conversion of an outstanding Advance; (2) the proposed date of such Advance, refunding or conversion, which must be a Business Day; and (3) following the Draw-down Expiration Date whether such Advance (or any portion thereof) is to be a US Base Rate Advance or a Eurodollar-based Advance, and the Eurodollar-Interest Period(s) applicable thereto;

(b)           each such Draw-to-Facility Request shall be delivered to Agent by 12:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a request for a Base Rate, for which the Draw-to-Facility Request must be delivered by 12:00 p.m. (Detroit time) on the proposed date of Advance;

(c)           in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least One Million Dollars ($1,000,000) (for Base Rate Advances), or the remainder available under the Draw-to-Facility Aggregate Commitment if less than $1,000,000;

(d)           in the case of a Eurodollar-based Advance, the principal amount of such Advance plus the amount of any other LIBOR-based Advance to be then combined therewith having the same Eurodollar-Interest Period shall be at least Two Million Dollars ($2,000,000), or the remainder available under the Draw-to-Facility Aggregate Commitment if less than $2,000,000;

(e)           no Advance under the Draw-to-Facility shall have a Eurodollar-Interest Period ending after the Draw-to-Facility Maturity Date, and, notwithstanding any provision hereof to the contrary, Borrowers shall select Eurodollar-Interest Periods for sufficient portions of the Draw-to-Facility such that Borrowers may make the required principal payments thereon without prepaying any Eurodollar-based Advance, applicable thereto;

(f)           upon completion of the Advance there shall be no more than three (3) Interest Periods in effect for all of the Draw-to-Facility Advance(s);

(g)           on the proposed date of such Draw-to-Facility Advance, the sum of the requested Draw-to-Facility Advance plus all outstanding Draw-to-Facility Advances shall not exceed the Draw-to-Facility Aggregate Commitment;

(h)           a Draw-to-Facility Rate Request, once delivered to Bank, shall not be revocable by Borrowers and shall constitute a certification by Borrowers as of the date thereof that:

(i)           all conditions to the making of Draw-to-Facility Advances set forth in this Agreement have been satisfied, and shall remain satisfied to the date of such Draw-to-Facility Advance (both before and immediately after giving effect to such Draw-to-Facility Advance);

(ii)           there is no Default or Event of Default in existence, and none will exist upon the making of such Draw-to-Facility Advance (both before and immediately after giving effect to such Draw-to-Facility Advance); and

the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Draw-to-Facility Advance (both before and immediately after giving effect to such Draw-to-Facility Advance), other than any representation or warranty that expressly speaks only as of a different date.

4A.5           Base Rate Advance in the Absence of Election or Upon Default.  In the event Borrowers shall fail with respect to any Eurodollar-based Advance under a Draw-to-Facility Advance to timely exercise their option to refund or convert such Advance in accordance with Section 4A.4 (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, subject to Section 4A.6(b), if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and Agent shall thereafter promptly notify Borrowers thereof.

4A.6           Interest Payments; Default Interest.

(a)           Interest on the unpaid principal of all Draw-to-Facility Advances from time to time outstanding as Base Rate Advances shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing October 1, 2011, and on the first day of October, January, April and July thereafter.  Whenever any payment under this Section 4A.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day.  Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b)           Interest on the unpaid principal of each Draw-to-Facility Advance from time to time outstanding as a Eurodollar-based Advance having a related Eurodollar-Interest Period of three (3) months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter).  Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

(c)           Notwithstanding anything to the contrary in Section 4.6A(a) or (b), all accrued and unpaid interest on any Draw-to-Facility Advance refunded or converted pursuant to Section 4A.4 shall be due and payable in full on the date such Draw-to-Facility Advance is refunded or converted.

(d)           In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Draw-to-Facility Lenders in regards to the Draw-to-Facility, interest shall be payable on demand on the principal amount of all Draw-to-Facility Advance(s) from time to time outstanding, at a per annum rate equal to the Applicable Interest Rate in respect of each such Draw-to-Facility Advance, plus, in the case of Eurodollar-based Advances, three percent (3%) for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus three percent (3%).

4A.7           Optional Prepayment of Draw-to-Facility.

(a)           Subject to this Section, Borrowers, may prepay all or any portion of the outstanding principal of any Draw-to-Facility Advance bearing interest at the Base Rate, at any time, and may prepay all or any portion of the outstanding principal of any Draw-to-Facility Advance bearing interest at the Eurodollar-based Rate, upon five (5) Business Day’s notice to Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment.  Any prepayment of a portion of the Draw-to-Facility as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty and any prepayment of a portion of the Draw-to-Facility as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty.

(b)           Each partial prepayment of a Draw-to-Facility Advance shall be applied to all installments due thereunder in the inverse order of their maturities to all such principal payments as follows: first to that portion of the Draw-to-Facility Advance outstanding as a Base Rate Advance, second to that portion of the Draw-to-Facility Advance outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining portion of the Draw-to-Facility Advance being carried at the Eurodollar-based Rate.

(c)           All prepayments of the Draw-to-Facility Advance(s) shall be made to Agent for distribution ratably to the applicable Draw-to-Facility Lenders in accordance with their respective Draw-to-Facility Percentages.

4A.8           Disbursement of Advances.

Upon receiving any Draw-to-Facility Request from Borrowers under Section 4A.4, for a Draw-to-Facility Advance, Agent shall promptly notify each Draw-to-Facility Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Draw-to-Facility Advance is to be made by each Draw-to-Facility Lender in an amount equal to its Draw-to-Facility Percentage of such Advance.  Unless such Draw-to-Facility Lender’s commitment to make Draw-to-Facility Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Draw-to-Facility Lender shall make available the amount of its Draw-to-Facility Percentage of each Draw-to-Facility Advance in immediately available funds to Agent, as follows:

(a)           for Base Rate Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance; and

(b)           for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance.

Subject to submission of an executed Draw-to-Facility Request by Borrower without exceptions noted in the compliance certification therein, Agent shall make available to Borrower the aggregate of the amounts so received by it from the Draw-to-Facility Lenders in like funds:

(c)           for Base Rate Advances not later than 12:00 p.m. (Detroit time) on the date of such Draw-to-Facility Advance, by credit to an account of Borrowers maintained with Agent or to such other account or third party as Borrowers may reasonably direct in writing in compliance with Section 13.6, provided such direction is timely given; and

(d)           for Eurodollar-based Advances, not later than 12:00 p.m. (the time of Agent’s Correspondent) on the date of such Draw-to-Facility Advance, by credit to an account of Borrowers maintained with Agent’s Correspondent or to such other account or third party as Borrowers may direct in compliance with Section 13.6, provided such direction is timely given.

Unless Agent shall have been notified by any Draw-to-Facility Lender prior to the date of any proposed Draw-to-Facility Advance that such Draw-to-Facility Lender does not intend to make available to Agent such Draw-to-Facility Lender’s Percentage of such Advance, Agent may assume that such Draw-to-Facility Lender has made such amount available to Agent on such date, as aforesaid.  Agent may, but shall not be obligated to, make available to Borrowers the amount of such payment in reliance on such assumption.  If such amount is not in fact made available to Agent by such Draw-to-Facility Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Draw-to-Facility Lender.  If such Draw-to-Facility Lender does not pay such amount forthwith upon Agent’s demand therefor and Agent has in fact made a corresponding amount available to Borrowers, Agent shall promptly notify Borrowers and Borrowers shall pay such amount to Agent, if such notice is delivered to Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrowers shall be applied as a prepayment of the Draw-to-Facility Advance (without any corresponding reduction in the Draw-to-Facility Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Draw-to-Facility Lender.  Borrowers shall retain their claim against such Draw-to-Facility Lender with respect to the amounts repaid by them to Agent and, if such Draw-to-Facility Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to Borrowers as a Draw-to-Facility Advance.  Agent shall also be entitled to recover from such Draw-to-Facility Lender or Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrowers, to the date such amount is recovered by Agent, at a rate per annum equal to:

(e)           in the case of such Draw-to-Facility Lender, for the first two (2) Business Days such amount remains unpaid, the Agent’s Cost of Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Draw-to-Facility Advance; and

(f)           in the case of Borrowers, the rate of interest then applicable to such Advance of the Draw-to-Facility.

Until such Draw-to-Facility Lender has paid Agent such amount, such Draw-to-Facility Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever.  The obligation of any Draw-to-Facility Lender to make any Draw-to-Facility Advance hereunder shall not be affected by the failure of any other Draw-to-Facility Lender to make any Draw-to-Facility Advance hereunder, and no Draw-to-Facility Lender shall have any liability to Borrowers or any of their respective Subsidiaries, Agent, any other Draw-to-Facility Lender, or any other party for another Draw-to-Facility Lender’s failure to make any loan or Draw-to-Facility Advance hereunder.

4A.9           Draw-to-Facility Fee.  The Draw-to-Facility Fee payable to each Draw-to-Facility Lender shall be determined by multiplying the Applicable Fee Percentage times the average daily amount by which such Lender’s Percentage of the Draw-to-Facility Aggregate Commitment then in effect exceeds such Lender’s Draw-to-Facility Percentage of the aggregate principal amount of Draw-to-Facility Advances outstanding from time to time during such period.  The Draw-to-Facility Fee shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Whenever any payment of the Draw-to-Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Draw-to-Facility Lender of its share of the Draw-to-Facility Fee based upon its respective Draw-to-Facility Percentage.  It is expressly understood that the Draw-to-Facility Fees described in this Section are not refundable.  The Draw-to-Facility Fee shall be paid quarterly in arrears, commencing October 1, 2011 and on the first Business Day of each January, April, July, and October thereafter until the Draw-down Expiration Date.

4A.10           Optional Increase of Draw-to-Facility Aggregate Commitment.  On or before the Draw-down Expiration Date, Borrowers may, with Agent’s consent, request that the Draw-to-Facility Aggregate Commitment be increased in an aggregate amount (for all such requests under this Section 4A.10) not to exceed the Draw-to-Facility Optional Increase Amount, subject, in each case, to Section 11.1 and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a)           Borrowers shall have delivered to the Agent a written request for such increase, specifying the amount of the requested increase (each such request, a “Request for Draw-to-Facility Increase”); provided, however, that in the event Borrowers previously delivered a Request for Draw-to-Facility Increase pursuant to this Section 4A.10, Borrowers may not deliver a subsequent Request for Draw-to-Facility Increase until all the conditions to effectiveness of such first Request for Draw-to-Facility Increase have been fully satisfied (or such Request for Draw-to-Facility Increase has been withdrawn); and provided further that Borrowers may make no more than three (3) Requests for Draw-to-Facility Increase;

(b)           within three (3) Business Days after the Agent’s receipt of the Request for Draw-to-Facility Increase, the Agent shall inform each Draw-to-Facility Lender of the requested increase in the Draw-to-Facility Aggregate Commitment, offer each Draw-to-Facility Lender the opportunity to increase its Commitment in an amount equal to its applicable Draw-to-Facility Percentage of the requested increase in the Draw-to-Facility Aggregate Commitment, and request each such Draw-to-Facility Lender to notify the Agent in writing whether such Draw-to-Facility Lender desires to increase its applicable commitment by the requested amount.  Each Draw-to-Facility Lender approving an increase in its applicable commitment by the requested amount shall deliver its written consent thereto no later than ten (10) Business Days of the Agent’s informing such Draw-to-Facility Lender of the Request for Draw-to-Facility Increase; if the Agent shall not have received a written consent from a Draw-to-Facility Lender within such time period, such Draw-to-Facility Lender shall be deemed to have elected not to increase its applicable Commitment. If any one or more Draw-to-Facility Lenders shall elect not to increase its commitment, then the Agent may offer the remaining increase amount to each other Draw-to-Facility Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8 (including, for the purposes of this Section 4A.10, any existing Draw-to-Facility Lender which agrees to increase its commitment hereunder, the “New Draw-to-Facility Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);

(c)           the New Draw-to-Facility Lenders shall have become a party to this Agreement by executing and delivering a New Lender Addendum in the form attached hereto as Exhibit O for a minimum amount for each such New Draw-to-Facility Lender that was not an existing Draw-to-Facility Lender of $2,500,000 (or such lesser amount as agreed to by Agent) and an aggregate amount for all such New Draw-to-Facility Lenders of that portion of the Draw-to-Facility Optional Increase Amount, taking into account the amount of any prior increase in the Draw-to-Facility Aggregate Commitment (pursuant to this Section 4A.10) covered by the applicable Request for Draw-to-Facility Increase; provided, however, that each Draw-to-Facility Lender shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 4A.10) of all Advances of the Draw-to-Facility then outstanding, such sums to be reallocated among and paid to the existing Draw-to-Facility Lenders based upon the new Percentages as determined below;

(d)           no New Draw-to-Facility Lender shall receive compensation (whether in the form of a fee, original issue discount or interest rate pricing) for its commitment under the Draw-to-Facility, except as set forth in this Agreement;

(e)           Borrowers shall have paid to the Agent for distribution to the existing Draw-to-Facility Lenders, as applicable, all interest, fees (including the Draw-to-Facility Fee, which shall not be duplicative) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurodollar-based Advances, calculated on the basis set forth in Section 11.1 hereof as though Borrowers had prepaid such Advances;

(f)           if requested, Borrowers shall have executed and delivered to the Agent new Draw-to-Facility Notes payable to each of the New Draw-to-Facility Lenders in the face amount of each such New Draw-to-Facility Lender’s Percentage of the Draw-to-Facility Aggregate Commitment (after giving effect to this Section 4A.10) and, if applicable, renewal and replacement Draw-to-Facility Notes payable to each of the existing Draw-to-Facility Lenders in the face amount of each such Draw-to-Facility Lender’s Draw-to-Facility Percentage of the Draw-to-Facility Aggregate Commitment (after giving effect to this Section 4A.10), dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Draw-to-Facility Lenders, including the New Draw-to-Facility Lenders);

(g)           prior to the date the increased commitment becomes available, the Borrowers shall have delivered to the Agent, in each case dated as of the date of the applicable increase, a certificate signed by a Responsible Officer of each Borrower (i) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date such increase becomes available, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default shall have occurred and be continuing; and

(h)           such amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrowers as required by the Agent, in its reasonable discretion.

4A.11           Use of Proceeds.  Proceeds of Draw-to-Facility shall be used to finance Borrowers’ general corporate purposes.

5.           CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

5.1           Conditions of Initial Advances.  The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a)           Notes, this Agreement and the other Loan Documents.  Borrowers shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Swing Line Note, the Revolving Credit Notes, the Term Notes, and/or the Draw-to-Facility Notes, as applicable; Borrowers shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(b)           Corporate Authority.  Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i)           corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrowers, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii)           the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrowers, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

(iii)           a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business, which jurisdictions are listed on Schedule 5.2 attached hereto, and

(iv)           copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

(c)           Collateral Documents, Guaranties and other Loan Documents.  The Agent shall have received the following documents, each in form and substance satisfactory to Agent and fully executed by each party thereto:

(i)           The following Collateral Documents, each in form and substance acceptable to Agent and fully executed by each party thereto and dated as of the Effective Date:

(A)           the Security Agreement, executed and delivered by the Credit Parties;

(B)           the Guaranty, executed and delivered by the Guarantors;

(ii)           Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Agent in proper form for filing, registration or recordation.

(d)           Insurance.  The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 and that such insurance policies are in full force and effect.

(e)           Compliance with Certain Documents and Agreements.  Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of, in each case to which such Person is a party.

(f)           Opinions of Counsel.  The Credit Parties shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

(g)           Payment of Fees.  Borrowers shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent).

(h)           Governmental and Other Approvals.  The Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(i)           Closing Certificate.  The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (i) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by any Credit Party; (ii) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (iii) no Default or Event of Default shall have occurred and be continuing;  and (iv) since March 31, 2011, nothing shall have occurred which has had or could reasonably be expected to have a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Borrowers or any other Credit Party.

(j)           Customer Identification Forms.  The Agent shall have received completed customer identification forms (forms to be provided by Agent to Borrower) from Borrower and each Guarantor.

(k)           Refinancing.  On the Effective Date, all Indebtedness under the Prior Credit Agreement shall have been repaid in full or adequate provision shall be made for the payment thereof from the proceeds of the initial Advances made pursuant to this Agreement.

5.2           Continuing Conditions.  The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a)           No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

(b)           Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.           REPRESENTATIONS AND WARRANTIES.

Borrowers represent and warrant to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

6.1           Corporate Authority.  Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

6.2           Due Authorization.  Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.  Execution, delivery and performance of the Guaranty and the other Loan Documents, in each case when executed and delivered, to which a Guarantor is a party, are within the corporate powers of each such Guarantor, have been duly authorized, are not in contravention of any law applicable to such Guarantor or the terms of such Guarantor’s organizational documents, and, except as have been previously obtained or as referred to in Section 6.10 below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

6.3           Good Title; Leases; Assets; No Liens.

(a)           Except for such defects in title as do not, and could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect, each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under section 8.2, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;

(b)           Schedule 6.3(b) identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;

(c)           The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

(d)           Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(e)           There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.

6.4           Taxes.  Except as set forth on Schedule 6.4, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

6.5           No Defaults.  No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6           Enforceability of Agreement and Loan Documents.  This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).  The Loan Documents, to which each of the Guarantors is a party, have each been (or, when executed and delivered, will be) duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of each such Guarantor and constitute (or will constitute, when executed and delivered) the valid and binding obligations of each such Guarantor, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7           Compliance with Laws.  (a) Except as disclosed on Schedule 6.4, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA Patriot Act”) of 2001, Public Law 10756, October 26, 2001 or  Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.8           Non-contravention.  The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Guarantor is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Guarantor is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9           Litigation.  Except as set forth on Schedule 6.4, (a) there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or, to the knowledge of Borrowers, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party which could reasonably be expected to have a Material Adverse Effect, and (b) no Credit Party is in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could reasonably be expected to have a Material Adverse Effect.

6.10           Consents, Approvals and Filings, Etc.  Except as set forth on Schedule 6.10, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is (a) required in connection with (i) the execution and delivery by any Credit Party of this Agreement and of any of the other Loan Documents; (ii) the borrowing, repayment or guaranty, as applicable, of the Indebtedness by an Credit Party or the performance of any other obligations under this Agreement and under any the other Loan Documents which such Credit Party is a party; or (iii) the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by any Credit Party under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case (x) for such matters which have been previously obtained, (y) for such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent, or (z) where the failure to obtain such authorization, consent, approval, license, qualification or exemption or to make such filing, declaration, or registration could not reasonably be expected to have a Material Adverse Effect.  All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

6.11           Agreements Affecting Financial Condition.  No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

6.12           No Investment Company or Margin Stock.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.13           ERISA.  No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto or otherwise disclosed to the Agent in writing.  There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC.  None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in an amount that would be material.  Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA.  No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

6.14           Conditions Affecting Business or Properties.  Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.15           Environmental and Safety Matters.  Except as set forth in Schedules 6.9, 6.10 and 6.15:

(a)           all facilities and property owned or leased by the Credit Parties are in material compliance with all Hazardous Material Laws;

(b)           to the best knowledge of Borrowers, there have been no material unresolved and outstanding past, and there are no material pending or threatened:

(i)           written claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(ii)           written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c)           to the best knowledge of Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to material liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

6.16           Subsidiaries.  Except as disclosed on Schedule 6.16 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.

6.17           Management Agreements.  Schedule 6.17 contains an accurate and complete list of all management and significant employment agreements in effect on or as of the Effective Date to which any Credit Party is a party or is bound.

6.18           Material Contracts.  Schedule 6.18 contains an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Credit Party is a party or is bound.

6.19           Franchises, Patents, Copyrights, Tradenames, etc.  Except where the failure to possess could not reasonably be expected to have a Material Adverse Effect, the Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.  Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by any Credit Party during the five-year period ending as of the Effective Date.

6.20           Capital Structure.  Schedule 6.20 sets forth all issued and outstanding Equity Interests of each Credit Party (other than Parent), including the number of authorized, issued and outstanding Equity Interests of each Credit Party (other than Parent), the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party (other than Parent) are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities.  Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party (other than Parent), of any Equity Interests of any Credit Party (other than Parent).

6.21           Accuracy of Information.

(a)           The audited financial statements for the Fiscal Year ended September 30, 2011, furnished to the Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrowers and their respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of each of the Borrowers to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b)           From the date of the financial statements mentioned above, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of the Credit Parties, taken as a whole.

(c)           Except as set forth on Schedule 6.21(b), to the best knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.22           Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

6.23           Employee Matters.  There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business, that could reasonably be expected to have a Material Adverse Effect. Schedule 6.23 sets forth are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.

6.24           No Misrepresentation.  Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made.  There is no fact, other than information known to the public generally, known to any Credit Party after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.

6.25           Corporate Documents and Corporate Existence.  As to each Credit Party, (a) it is an organization as described on Schedule 1.3 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.3 hereto.

7.           AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of the Credit Parties and their respective Subsidiaries to:

7.1           Financial Statements.  Furnish to the Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender, the following documents:

(a)           as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year, a copy of the audited Consolidated and unaudited Consolidating financial statements of Parent, each Borrower and their respective Consolidated Subsidiaries (the “Reporting Parties”) as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of the Reporting Parties for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent; and

(b)           as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Reporting Parties (except the last quarter of each Fiscal Year), Borrower-prepared unaudited Consolidated and Consolidating balance sheets of the Reporting Parties as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of the Reporting Parties for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Borrowers as being fairly stated in all material respects;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

7.2           Certificates; Other Information.  Furnish to the Agent, in form and detail acceptable to Agent, with sufficient copies for each Lender, the following documents:

(a)           Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each fiscal year end, and 7.1(b) for each fiscal quarter end, a Covenant Compliance Report (or, in the case of Borrower-prepared financial statements for the last fiscal quarter of each fiscal year, a draft Covenant Compliance Report) duly executed by a Responsible Officer of the Borrowers;

(b)           as soon as available, but in any event within ninety (90) days after the end of each fiscal year of each Borrower, a financial report breaking down revenues by customer and geographic area for such fiscal year;

(c)           as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter of Borrowers, a listing of all applications or registrations made or filed by any Credit Party in respect of any Intellectual Property Collateral and the status of outstanding applications or registrations, as well as any material change in the Intellectual Property Collateral, including but not limited to any subsequent ownership right of any Credit Party in or to any Intellectual Property Collateral not specified in the Schedule E to the Security Agreement, certified by a Responsible Officer as being fairly stated in all material respects;

(d)           Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(e)           Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(f)           Within thirty (30) days after the end of each Fiscal Year, projections for the Reporting Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrowers as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrower;

(g)           Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as Agent may reasonably specify; and

(h)           Such additional financial and/or other information as the Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3           Payment of Obligations.  Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties, or where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.4           Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a)           Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;

(b)           Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4, or where the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)           Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)           Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e)           (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

7.5           Maintenance of Property; Insurance.  (a)  Keep all property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted) except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral (other than business interruption insurance), such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all  public liability insurance policies, such policies shall list the Agent as an additional insured, as Agent may reasonably request; and (e) if requested by Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent, such certificates being in form and substance reasonably acceptable to Agent.

7.6           Inspection of Property; Books and Records, Discussions.  Permit Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrowers (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, Borrowers shall not be required to reimburse Agent for such audits or appraisals more frequently than twice each Fiscal Year; and (c) at reasonable times during normal business hours and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with its respective officers, as applicable, and, by this provision, Borrowers authorize, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party and examine any of such Credit Party’s books, reports or records held by such accountants.

7.7           Notices.  Promptly give written notice to the Agent of:

(a)           the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b)           any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of any Credit Party since the date of the last audited financial statements delivered pursuant to Section 7.1(a);

(c)           the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d)           promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e)           (i) all jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Agent may consent), (iv) the resignation or termination of the Chief Executive Officer of Borrowers or Parent, and (v) non-renewal of any Material Contracts;

(f)           not less than fifteen (15) Business Days (or such other shorter period to which Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and

(g)           any default or event of default  by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

7.8           Hazardous Material Laws.

(a)           Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b)           (i) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves or where the failure to cure any such action or proceeding could not reasonably be expected to have a Material Adverse Effect;

(c)           To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d)           Provide such information and certifications which Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

Notwithstanding anything contained herein, each Borrower reserves the right to defend itself against or appeal any claim or ruling to the full extent provided for by law.

7.9           Financial Covenants.

(a)           Maintain, as of the end of each fiscal quarter and determined for the four fiscal quarters then ended, a Consolidated Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

(b)           Maintain, as of the end of each fiscal quarter, a Consolidated Total Leverage Ratio of not greater than 1.50 to 1.00.

7.10           Governmental and Other Approvals.  Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11           Compliance with ERISA; ERISA Notices.

(a)           Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b)           Promptly notify Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.12           Defense of Collateral.  Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.13           Future Subsidiaries; Additional Collateral.

(a)           With respect to each Person which becomes a Domestic Subsidiary of any Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by Agent):

(i)           within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; and

(ii)           within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

(iii)           within the time period specified in and to the extent required under clause (c) of this Section 7.13, a mortgage, collateral access agreements and/or other documents required to be delivered in connection therewith;

(b)           With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by a Borrower or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as Agent may determine); and

(c)           (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by Agent), a mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by Agent; and (ii) with respect to any leasehold interest in real property by any Credit Party whether existing on or acquired after the Effective Date (whether by Permitted Acquisition or otherwise) at which Collateral having a value of $500,000 or more is located, not later than sixty (60) days after the Effective Date for property under lease at that time or thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as Agent may determine), the applicable Credit Party shall deliver to the Agent a copy of the applicable lease agreement and shall use commercially reasonable efforts to execute or cause to be executed, at Agent’s option, unless otherwise waived by Agent, a Collateral Access Agreement;

in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent.  Upon the Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

7.14           Accounts.  Maintain all deposit accounts and securities accounts of any Credit Party with Agent or a Lender, provided that, with respect to any such accounts (excluding payroll accounts, flexible spending accounts and accounts for the self funding of health insurance) maintained with any Lender (other than Agent), such Credit Party (i) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to Agent and (ii) has taken all other steps necessary, or in the opinion of the Agent, desirable to ensure that Agent has a perfected security interest in such account.

7.15           Use of Proceeds.  Use all Advances of the Revolving Credit as set forth in Section 2.12, the proceeds of Term Loan A as set forth in Section 4.9, and the proceeds of the Draw-to-Facility as set forth in Section 4A.11. Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.16           Hedging Transaction.  Within ninety (90) days following the Effective Date, Borrowers shall enter into a Hedging Agreement sufficient, at the minimum, to cover Thirty Million Dollars ($30,000,000) of the aggregate outstanding principal amount of Term Loan A for a three-year period following the execution of such Hedging Agreement.  The Hedging Agreement shall be in form and substance reasonably acceptable to the Agent.

7.17           Further Assurances and Information.

(a)           Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to Agent, and prepared at the expense of the Borrowers.

(b)           Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the expense of the Borrowers, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(c)           Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.

8.           NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of the Credit Parties or their respective Subsidiaries to:

8.1           Limitation on Debt.  Create, incur, assume or suffer to exist any Debt, except:

(a)           Indebtedness of any Credit Party to Agent and the Lenders under this Agreement and/or the other Loan Documents;

(b)           any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall  otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(c)           any Debt of such Borrower or any of its Subsidiaries incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1) shall not exceed $500,000 (calculated in conformity with GAAP in effect on the Effective Date), and any renewals or refinancings of such Debt that are on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;

(d)           Subordinated Debt;

(e)           Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)           Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

(g)           Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7;

(h)           additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $5,000,000 at any one time outstanding;

(i)           Debt in connection with surety bonds, commercial or trade letters of credit, bank guarantees, performance and completion bonds and guarantees;

(j)           Debt for adjustments to purchase price, earnout and similar obligations in connection with a Permitted Acquisition;

(k)           Debt under cash management and other ordinary course service arrangements with banks;

(l)           Debt under indemnification agreements given in connection with Permitted Acquisitions or Permitted Investments;

(m)           Debt arising from a bank honoring a check drawn against insufficient funds in the ordinary course of business;

(n)           Debt in respect of deferred compensation to employees incurred in the ordinary course of business;

(o)           Guarantees of debt permitted under Section 8.1; and

(p)           notes issued in lieu of cash payments to purchase or redeem stock of former or deceased employees.

8.2           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)           Permitted Liens;

(b)           Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof, and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which Agent has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

(c)           Liens created pursuant to the Loan Documents; and

(d)           other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of any Borrower or any Subsidiary of any Borrower (except for those Liens for the benefit of Agent and the Lenders) shall be permitted under the terms of this Agreement.

8.3           Acquisitions.  Except for Permitted Acquisitions and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4           Limitation on Mergers, Dissolution or Sale of Assets.  Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a)           Inventory leased or sold in the ordinary course of business;

(b)           obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(c)           Permitted Acquisitions;

(d)           mergers or consolidations of any Subsidiary of a Borrower with or into  any Borrower or any Guarantor so long as such Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(e)           any Subsidiary of a Borrower may liquidate or dissolve into a Borrower or a Guarantor if Borrowers determine in good faith that such liquidation or dissolution is in the best interests of Borrowers, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f)           sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to a Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(g)           subject to Section 4.8(b), (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $10,000,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;

(h)           the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(i)           dispositions of owned or leased vehicles in the ordinary course of business;

(j)           leases and subleases of real property not required by the Credit Parties to carry out their business in the ordinary course;

(k)           licenses and sublicenses of intellectual property granted by any Credit Party in the ordinary course of its business;

(l)           disposition of, discounts or forgiveness of accounts receivable in the ordinary course of business;

(m)           sale or disposition of cash equivalents;

(n)           disposition of property to the extent it is exchanged for credit against the purchase of similar replacement property or the proceeds of such disposition are applied to the purchase price of replacement property within the Reinvestment Period provided for under Section 4.8(b);

(o)           disposition of Investments in joint ventures required, such as buy/sell agreements between the venture parties; and

(p)           unwinding of Hedging Transactions.

The Lenders hereby consent and agree to the release by Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

8.5           Restricted Payments.  Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a)           each Credit Party may pay cash Distributions to any Borrower;

(b)           each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement;

(c)           repurchase of stock options of former employees, directors and officers and their assigns and heirs;

(d)           purchases of fractional shares upon conversion of convertible debt or arising out of stock splits or stock combinations;

(e)           Purchases by a Credit Party involving a repurchase or redemption of its Equity Securities that is permitted under such Credit Party’s organizational or governing documents and made for the express purpose of maintaining or preserving such Credit Party’s rights, licenses, franchises, permits or other standing to do business or engage in its business; and;

(f)           other Distributions and Purchases made in cash, provided that (i) after giving effect thereto, Borrowers will remain in compliance with the provisions of Section 7.9 (determined for these purposes on a pro forma basis) and (ii) no Default or Event of Default has occurred and is continuing at the time of making such Distribution or Purchase or would result from the making of such Distribution or Purchase.

8.6           Limitation on Capital Expenditures.  Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for (a) Reinvestments of Net Proceeds from Asset Sales, Insurance Proceeds or Condemnation Proceeds to the extent permitted under Section 4.8 and (b) Capital Expenditures, the amount of which in any Fiscal Year (commencing with the Fiscal Year ending September 30, 2011) $40,000,000 plus the value of any fixed assets transferred to inventory during such fiscal year (“Annual Capex Allowance”), plus beginning with the Fiscal Year ending September 30, 2011 the amount by which the Annual Capex Allowance exceeded actual Capital Expenditures in the prior Fiscal Year.

8.7           Limitation on Investments, Loans and Advances.  Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a)           Permitted Investments;

(b)           Investments existing on the Effective Date and listed on Schedule 8.7;

(c)           sales on open account in the ordinary course of business;

(d)           intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or any Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by any Borrower in any Guarantor, the aggregate amount from time to time outstanding in respect thereof shall not exceed $500,000;

(e)           Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)           loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business in the aggregate at any time outstanding; provided  that both at the time of and immediately after giving effect to any such Investment the aggregate amount of such Investments shall not exceed $500,000 at any one time outstanding;

(g)           Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;

(h)           Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $500,000 at any one time outstanding;

(i)           Investments in respect of Development Agreements, provided that both at the time of and immediately after giving effect to any such Investment, no Default or Event of Default shall have occurred and be continuing;

(j)           loans to former employees, officers and directors or their spouses and estates for the purpose of financing the exercise of expiring stock options;

(k)           non-cash portion of consideration received in connection with dispositions permitted under Section 8.4;

(l)           debt obligations or equity interests received in a bankruptcy proceeding of customers or suppliers in settlement of delinquent obligations;

(m)           Investments made in the ordinary course of business in connection with renewing client or customer contracts;

(n)           Endorsements for collection and deposits in the ordinary course; and

(o)           other Investments not described above, provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $100,000 at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.8           Transactions with Affiliates.  Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrowers or Guarantors, including but not limited to transfers of patents, trademarks, and copyrights from any Credit Party to Technologies, and licenses granted by Technologies to any Credit Party; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arms length transaction from unrelated third parties.

8.9           Sale-Leaseback Transactions.  Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be.

8.10           Limitations on Other Restrictions.  Except for this Agreement, any other Loan Document, and customary restrictions on (x) assignment, subletting or other transfers contained in leases, licenses and similar agreements and (y) transfer included in any permit or contract issued by or through any Governmental Authority, enter into any agreement, document or instrument which would (a) restrict the ability of any Subsidiary of a Borrower to pay or make dividends or distributions in cash or kind to any Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (b) restrict or prevent any Credit Party from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 9.2(b).

8.11           Prepayment of Debt.  Prepay, purchase, redeem or defease any Debt for money borrowed or any capital leases, provided, however, that Borrowers may make, subject to the terms hereof, prepayments of the Indebtedness.

8.12           Amendment of Subordinated Debt Documents.  Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.

8.13           Modification of Certain Agreements.  Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party or any Material Contract except to the extent that any such amendment or modification (a) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (b) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (c) could not reasonably be expected to have a Material Adverse Effect.

8.14           Management Fees.  Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate.

8.15           Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except: (a) those existing on the date hereof and listed on Schedule 8.15, (b) the Guaranty, and (c) Guarantee Obligations by any Credit Party in respect of Debt or other obligations incurred by a Borrower or any other Guarantor, as the case may be, in compliance with this Agreement.

8.16           Fiscal Year.  Permit the Fiscal Year of any Credit Party to end on a day other than September 30.

9.           DEFAULTS.

9.1           Events of Default.  The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)           non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line), Term Loan A, the Draw-to-Facility, or (ii) any Reimbursement Obligation, or (iii) any Fees and, only with respect to this clause (iii), the continuance thereof for five (5) Business Days;

(b)           non-payment of any other amounts due and owing by a Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within five (5) Business Days after the same is due and payable;

(c)           default in the observance or performance of any of the conditions, covenants or agreements of Borrowers set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d)           default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days;

(e)           any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f)           (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time on the right of the holder of Debt to convert such indebtedness for borrowed money into Equity Interest), (x) any Credit Party is or has become obligated to purchase or repay such Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least One Million Dollars ($1,000,000) or (y) one or more Persons have the right to require any Credit Party so to purchase or repay such Debt;

(g)           the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of One Million Dollars ($1,000,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h)           the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i)           except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of a Borrower which is not a Guarantor or a Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within forty five (45) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within forty five (45) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within forty five (45) days;

(j)           If Borrowers or a controlling portion of their voting stock or a substantial portion of their assets comes under the practical, beneficial or effective control of one or more Persons other than Parent;

(k)           the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt shall be contested by any Person party thereto (other than any Lender, Agent, Issuing Lender or Swing Line Lender), or such subordination provisions shall fail to be enforceable by Agent and the Lenders in accordance with the terms thereof, or the Indebtedness shall for any reason not have the priority contemplated by this Agreement or such subordination provisions; or

(l)           any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

9.2           Exercise of Remedies.  If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment and the Draw-to-Facility Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and each Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrowers or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances, Term Loan Advances, and Draw-to-Facility Advances with respect to which Sections 2.6, 4.6, and 4A.6 shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus three percent (3%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3           Rights Cumulative.  No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4           Waiver by Borrowers of Certain Laws.  To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5           Waiver of Defaults.  No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.10. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Each Borrower expressly agrees that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.

9.6           Set Off.  Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrowers but subject to the provisions of Section 10.3 (any requirement for such notice being expressly waived by Borrowers), setoff and apply against any and all of the obligations of Borrowers now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrowers and any property of Borrowers from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and Borrowers of the occurrence thereof. Borrowers hereby grant to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrowers under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10.           PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1           Payment Procedure.

(a)           All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise provided herein, all payments made by the Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations, for the ratable benefit of the Term Loan A Lenders in the case of payments in respect of Term Loan A, and for the ratable benefit of the Draw-to- Facility Lenders in the case of payments in respect of the Draw-to-Facility. Any payment received by the Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b)           Unless the Agent shall have been notified in writing by Borrowers at least two (2) Business Days prior to the date on which any payment to be made by Borrowers is due that Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender, Term Loan  Lender, or Draw-to-Facility Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrowers have not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at the relevant Applicable Interest Rate.

(c)           Subject to the definition of “Interest Period”, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d)           All payments to be made by Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.8) with Section 13.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any taxes on the overall income, net income, net profits or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) on the Agent or any Lender (or any branch maintained by Agent or a Lender) as a result of a present or former connection between the Agent or such Lender and the Governmental Authority, political subdivision, federation or organization imposing such taxes), unless Borrowers are compelled by law to make payment subject to such tax. In such event, Borrowers shall:

(i)           pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii)           remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by Borrowers of any such taxes payable by Borrowers.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon. Borrowers shall be reimbursed by the applicable Lender for any payment made by Borrowers under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section 13.13 at the time of the Borrowers’ payment.

10.2           Application of Proceeds of Collateral.  Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment and the Draw-to-Facility Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness:  first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) and Term Loan A and Draw-to-Facility, on a pro rata basis, next to any obligations owing by any Credit Party under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

10.3           Pro-rata Recovery.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, Term Loan A, Draw-to-Facility, and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4           Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a)                      The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to Borrowers or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b)                      If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.10.

(c)                      To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrowers amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by Borrowers of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein.  Furthermore, the rights and remedies of Borrower, the Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrowers waive no rights or remedies against any Defaulting Lender.

(d)                      If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by Agent at the request of the Swing Line Lender and/or the Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non- Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

(e)                      If the reallocation described in clause (d) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Agent (i) first, prepay the outstanding Swing Line Advances that were not reallocated and (ii) provide such cash collateral or other security satisfactory to cash collateralize the Defaulting Lender’s Percentage of the Letter of Credit Obligations for so long as the Fronting Exposure is outstanding.  Such Defaulting Lender and the Borrowers each hereby grants to the Agent, for the benefit of the Swing Line Lender and the other Lenders (other than such Defaulting Lender), a Lien on of such Person’s cash collateral or other security (and all proceeds of the foregoing) to secure the Obligations.  Cash collateral shall be maintained in blocked, deposit accounts with the Agent and shall be invested in Permitted Investments reasonably acceptable to the Agent or held as cash.

11.           CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1           Reimbursement of Prepayment Costs.  If (i) Borrowers make any payment of principal with respect to any Eurodollar-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (ii) Borrowers convert or refund (or attempt to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (iii) Borrowers fail to borrow, refund or convert any Eurodollar-based Advance or Quoted Rate Advance after notice has been given by Borrowers to Agent in accordance with the terms hereof requesting such Advance; or (iv) or if any Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance or Quoted Rate Advance when due, the Borrowers shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, within ten (10) Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by Borrowers to Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrowers, Agent and Lenders shall deliver to Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

11.2           Eurodollar Lending Office.  For any Eurodollar Advance, if Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

11.3           Circumstances Affecting LIBOR Rate Availability.  If Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate, then Agent shall forthwith give notice thereof to Borrowers. Thereafter, until Agent notifies Borrowers that such circumstances no longer exist, (i) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of Borrowers to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended, (ii) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (iii) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

11.4           Laws Affecting LIBOR Rate Availability.  If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to Borrowers and to Agent.  Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of Borrowers to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate.  For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

11.5           Increased Cost of Advances Carried at the LIBOR Rate.  If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule, regulation, policy, guideline, or directive or in the interpretation, promulgation, implementation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives in connection with Dodd-Frank Wall Street Reform and Consumer Protection Act regardless of the date enacted, adopted or issued, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request, rule, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)           shall subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurodollar Lending Offices); or

(b)           shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrowers of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, Borrowers agree to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Agent will promptly notify Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause Borrowers to incur additional liability under Section 11.1, provided that Agent shall incur no liability whatsoever to the Lenders or Borrowers in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

11.6           Capital Adequacy and Other Increased Costs.

(a)           If, after the Effective Date, the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation, promulgation, implementation, or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) (a “Change”) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify Borrowers, and thereafter Borrowers shall pay to such Lender or Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder.  A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.  Notwithstanding the foregoing, for purposes of this Agreement, all requests, rules, guidelines or directives in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act shall be deemed to be a Change regardless of the date enacted, adopted or issued and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities shall be deemed to be a Change regardless of the date adopted, issued, promulgated or implemented.

(b)           Notwithstanding the foregoing, however, Borrowers shall not be required to pay any increased costs under Sections 11.5, 11.6 or 3.4(c) for any period ending prior to the date that is 180 days prior to the making of a Lender’s initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Lender becomes aware of the applicable change in law or other event resulting in such increased costs.

11.7           Right of Lenders to Fund through Branches and Affiliates.  Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Borrowers.

11.8           Margin Adjustment.  Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1, shall be implemented on a quarterly basis as follows:

(a)           Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) and the Covenant Compliance Report under Section 7.2(a), in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event Borrowers shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three (3) days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Pricing Matrix attached to this Agreement as Schedule 1.1.

(b)           From the Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b), as applicable, and the Covenant Compliance Report under Section 7.2(a), for the fiscal quarter ending September 30, 2011, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level II column of the Pricing Matrix attached to this Agreement as Schedule 1.1. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.

(c)           Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of a Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by Borrowers as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any period, then: (x) if the proper calculation thereof would have resulted in higher pricing for any such period, Borrowers shall automatically and retroactively be obligated to pay to Agent, promptly upon demand by Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (y) if the proper calculation thereof would have resulted in lower pricing for such period, Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrowers.

12.           AGENT.

12.1           Appointment of Agent.  Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

12.2           Deposit Account with Agent or any Lender.  Each Borrower authorizes Agent and each Lender, in Agent’s or such Lender’s sole discretion, upon notice to the Borrowers to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3           Scope of Agent’s Duties.  The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4           Successor Agent.  Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrowers and each of the Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument,  appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrowers (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrowers, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrowers, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

12.5           Credit Decisions.  Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrowers and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6           Authority of Agent to Enforce This Agreement.  Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7           Indemnification of Agent.  The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrowers, but without limiting any obligation of Borrowers to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrowers, but without limiting the obligation of Borrowers to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Borrowers for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8           Knowledge of Default.  It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrowers hereunder.

12.9           Agent’s Authorization; Action by Lenders.  Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

12.10           Enforcement Actions by the Agent.  Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11           Collateral Matters.

(a)           The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b)           The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in the post-amble to Section 13.10: (i) to release or terminate any Lien granted to or held by the Agent upon any Collateral (A) upon termination of the Revolving Credit Aggregate Commitment and the Draw-to-Facility Commitment, and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (B) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (C) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (D) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.10; (ii) to subordinate the Lien granted to or held by Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b); and (iii) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12           Agents in their Individual Capacities.  Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.13           Agent’s Fees.  Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, Borrowers shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14           Documentation Agent or other Titles.  Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15           No Reliance on Agent’s Customer Identification Program.

(a)           Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with a Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b)           Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

13.           MISCELLANEOUS.

13.1           Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

13.2           Consent to Jurisdiction.  The Borrowers, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrowers, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3           Law of Michigan.  This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4           Interest.  In the event the obligation of Borrowers to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which Borrowers are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.5           Closing Costs and Other Costs; Indemnification.

(a)           Borrowers shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Borrowers, and (b) Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against Borrowers or any other Credit Party, or otherwise incurred by Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Lender which would not have been asserted were it not for Agent’s or such Affiliate’s or Lender’s relationship with Borrowers hereunder or otherwise, shall also be paid by Borrowers. All of said amounts required to be paid by Borrowers hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Base Rate, plus three percent (3%).

(b)           Borrowers agree to indemnify and hold Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b), provided that, the Borrowers shall be obligated to reimburse Agent and the Lenders for only a single financial consultant selected by Agent in consultation with the Lenders.

(c)           Borrowers agree to defend, indemnify and hold harmless Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrowers shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be. The obligations of Borrowers under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities Borrowers may have to Agent or any of the Lenders at common law or pursuant to any other agreement.

13.6           Notices.

(a)           Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to any Borrower shall be deemed to be a notice to all of the Credit Parties.

(b)           Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent.  The Agent or the Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it.  Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.7           Further Action.  Borrowers, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8           Successors and Assigns; Participations; Assignments.

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns.

(b)           The foregoing shall not authorize any assignment by Borrowers of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(c)           No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d)           Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i)           each such assignment shall be made on a pro rata basis, and shall be in a minimum amount of the lesser of (x) $5,000,000 or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit), Term Loan A, and the Draw-to-Facility; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit), Term Loan A, and the Draw-to-Facility be less than $5,000,000; and

(ii)           the parties to any assignment shall execute and deliver to Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, the Borrowers and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned.  From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, Borrowers shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e)           The Borrowers and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to a Borrower or any of such Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i)           such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii)           a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii)           such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 13.10(a) through (e) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation.  Each  such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to such the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 as though it were a Lender.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(g)           The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in such entry.

(h)           Borrowers authorize each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 or shall otherwise agree to be bound by the terms thereof.

(i)           Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9           Counterparts.  This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.10           Amendment and Waiver.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following:

(i)           increase the stated amount of such Lender’s commitment hereunder,

(ii)           reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(iii)           postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder,

(iv)           except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and the Lenders, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise),

(v)           terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or

(vi)           change the definitions of “Revolving Credit Percentage”, “Term Loan A Percentage”, “Draw-to-Facility Percentage”, “Weighted Percentage”, “Interest Periods”, “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan A Lenders”, “Majority Draw-to-Facility Lenders,” Sections 10.2 or 10.3 or this Section 13.10; provided, further, that notwithstanding the foregoing: (A) the Revolving Credit Maturity Date may be postponed or extended, only with the consent of all of the Revolving Credit Lenders; (B) the Term Loan A Maturity Date may be postponed or extended only with the consent of all the Term Loan A Lenders; (C) the Draw-to-Facility Maturity Date may be postponed or extended only with the consent of all the Draw-to-Facility Lenders; (D) any amendment or waiver of or consent to any variation from the mandatory prepayment provisions in (1) Section 4.8 of the Agreement may be made with the consent of the Majority Term Loan Lenders, and (2) Section 2.10 of the Agreement may be made with the consent of the Majority Revolving Credit Lenders; (E) no amendment, waiver or consent shall, unless in a writing signed by the Swing Line Lender, do any of the following: (1) reduce the principal of, or interest on, the Swing Line Note, (2) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (3) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document; (F) no amendment, waiver or consent shall, unless in a writing signed by Issuing Lender affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents; and (G) no amendment, waiver, or consent shall, unless in a writing signed by the Agent affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(b)           The Agent shall, upon the written request of the Borrowers, execute and deliver to the Credit Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(c)           Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).

13.11           Confidentiality.  Each Lender agrees that it will not disclose without the prior consent of the Borrowers (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency, or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.8(f).

13.12           Substitution or Removal of  Lenders.

(a)           With respect to any Lender (i) whose obligation to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (ii) that has demanded compensation under Sections 3.4(c), 11.5 or 11.6, (iii) that has become a Defaulting Lender or (iv) that has failed to consent to a requested amendment, waiver or modification to any Loan Document as to which the Majority Lenders have already consented (in each case, an “Affected Lender”), then the Agent or the Borrowers may, at Borrowers’ sole expense, require the Affected Lender to sell and assign all of its interests, rights and obligations under this Agreement, including, without limitation, its Commitments, to an assignee (which may be one or more of the Lenders) (such assignee shall be referred to herein as the “Purchasing Lender” or “Purchasing Lenders”) within two (2) Business Days after receiving notice from the Borrowers requiring it to do so, for an aggregate price equal to the sum of the unpaid portion of all Advances made by it, interest and fees accrued for its account through but excluding the date of such payment, and all other amounts payable to it hereunder, from the Purchasing Lender(s) (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including without limitation, if demanded by the Affected Lender, the amount of any compensation that due to the Affected Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash.  The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver the Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12, the Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

(b)           If any Lender is an Affected Lender of the type described in Section 13.12(a)(iii) and (iv) (any such Lender, a “Non-Compliant Lender”), the Borrowers may, with the prior written consent of the Agent, and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce any Commitments by an amount equal to the Non-Compliant Lender’s Percentage of the Commitment and repay such Non-Compliant Lender an amount equal the principal amount of all Advances owing to it, all interest and fees accrued for its account through but excluding the date of such repayment, and all other amounts payable to it hereunder (including without limitation, if demanded by the Non-Compliant Lender, the amount of any compensation that due to the Non-Compliant Lender under Sections 3.4(c), 11.1, 11.5 and 11.6 to but excluding said date), payable (in immediately available funds) in cash, so long as, after giving effect to the termination of Commitments and the repayments described in this clause (b), any Fronting Exposure of such Non-Compliant Lender shall be reallocated among the Lenders that are not Non-Compliant Lenders in accordance with their respective Revolving Credit Percentages, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each such Lender, plus such Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Lender’s Percentage of the Revolving Credit Aggregate Commitment, and with respect to any portion of the Fronting Exposure that may not be reallocated, the Borrowers shall deliver to the Agent, for the benefit of the Issuing Lender and/or Swing Line Lender, as applicable, cash collateral or other security satisfactory to the Agent, with respect any such remaining Fronting Exposure.

(c)           If any Lender is a Non-Compliant Lender, the Borrowers may, notwithstanding Section 10.3 or any other provisions requiring pro rata payments to the Lenders, elect to repay all amounts owing to such a Non-Compliant Lender in connection with Term Loan A and the Draw-to-Facility, so long as (i) no Default or Event of Default exists at the time of such repayment and (ii) after giving effect to any reduction in the Revolving Credit Aggregate Commitment, payments on the Revolving Credit under clause (b) above and payments on Term Loan A and the Draw-to-Facility under this clause (c), the Borrowers shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least $10,000,000 (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations).

13.13           Withholding Taxes.  If any Lender is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8, as applicable) deliver to the Agent two original executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to Borrowers, if such Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by Borrowers), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and the sole expense of Borrowers, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide Borrowers with such forms, certificates or other documents as may be reasonably necessary to allow Borrowers, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the rights and benefits (including without limitation economic benefits) available to such Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

13.14           Taxes and Fees.  Should any tax (other than as a result of a Lender’s failure to comply with Section 13.13 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or the Agent is or has been located), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, Borrowers agree to pay the same, together with any interest or penalties thereon arising from any Borrower’s actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto; provided, however, that Borrowers shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.5.

13.15           WAIVER OF JURY TRIAL.  THE LENDERS, THE AGENT AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.16           USA Patriot Act Notice.   Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

13.17           Complete Agreement; Conflicts.  This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance, Term Loan Rate Requests, Draw-to-Facility Request, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.18           Severability.  In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.19           Table of Contents and Headings; Section References.  The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.20           Construction of Certain Provisions.  If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.21           Independence of Covenants.  Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.22           Electronic Transmissions.

(a)           Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  The Borrowers and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(c)           All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”.  None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein.  No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects.  The Agent, the Credit Parties and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.23           Advertisements.  The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

13.24           Reliance on and Survival of Provisions.  All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrowers set forth in Section 13.5 (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

13.25           Joint and Several Liability.

(a)           Each of the Borrowers acknowledges and agrees that it is the intent of the parties that each such Borrower be primarily liable for the obligations as a joint and several obligor. It is the intention of the parties that with respect to liability of any Borrower hereunder arising solely by reason of its being jointly and severally liable for Advances and other extensions of credit taken by Borrowers, the obligations of such Borrower shall be absolute, unconditional and irrevocable irrespective of:

(i)           any lack of validity, legality or enforceability of this Agreement or any Note as to any Borrower, as the case may be;

(ii)           the failure of any Lender or any holder of any Note:

(A)           to enforce any right or remedy against any Borrower, as the case may be, or any other Person (including any Guarantor) under the provisions of this Agreement, such Note, or otherwise, or

(B)           to exercise any right or remedy against any guarantor of, or collateral securing, any obligations;

(iii)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any Indebtedness;

(iv)           any reduction, limitation, impairment or termination of any Indebtedness with respect to any Borrower, as the case may be, for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each of the Borrowers hereby waives any right to or claim of) any defense (other than the defense of payment in full of the Indebtedness) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Indebtedness with respect to any Borrower, as the case may be;

(v)           any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by any Lender or any holder of the Notes securing any of the Indebtedness; or

(vi)           any other circumstance which might otherwise constitute a defense (other than the defense of payment in full of the Indebtedness) available to, or a legal or equitable discharge of, any Borrower, as the case may be, any surety or any guarantor.

(b)           Each of the Borrowers agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by any Lender or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Borrower, as the case may be, as though such payment had not been made;

(c)           Each of the Borrowers hereby expressly waives: (i) notice of the Lenders’ acceptance of this Agreement; (ii) notice of the existence or creation or non payment of all or any of the Indebtedness other than notices expressly provided for in this Agreement; (iii) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; (iv) any claim or defense based on an election of remedies; and (v) all diligence in collection or protection of or realization upon the Indebtedness or any part thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(d)           No delay on any of the Lenders part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any of the Lenders of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. No action of any of the Lenders permitted hereunder shall in any way affect or impair any such Lenders’ rights or any Borrower’s Indebtedness under this Agreement.

(e)           Each of the Borrowers hereby represents and warrants to each of the Lenders that it now has and will continue to have independent means of obtaining information concerning such Borrower’s affairs, financial condition and business. Lenders shall not have any duty or responsibility to provide any Borrower with any credit or other information concerning such Borrower’s affairs, financial condition or business which may come into the Lenders’ possession.

(f)           Each of the Borrowers represents and warrants that (i) the business operations of the Borrowers are interrelated and that the business operations of the Borrowers complement one another, and such entities have a common business purpose, (ii)  to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes, and (iii) the proceeds of advances under the Revolving Credit, the Swing Line, Term Loan A, and the Draw-to-Facility and the other credit facilities extended hereunder will directly or indirectly benefit the Borrowers hereunder, severally and jointly, regardless of which Borrower receives part or all of the proceeds of such Advances.

(g)           Notwithstanding anything to the contrary contained herein, it is the intention of the Borrowers, Agent and the Lenders that the amount of the respective Borrowers’ obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Borrowers’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Borrowers’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Borrower’s respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 13.25(g), then the amount of such excess shall, from and after the time of payment by the Borrowers (or any of them), be reimbursed by the Lenders upon demand by such Borrowers. The foregoing proviso is intended solely to preserve the rights of the Agent and the Lenders hereunder against the Borrowers to the maximum extent permitted by Applicable Insolvency Laws and neither any Borrower nor any Guarantor nor any other Person shall have any right or claim under this Section 13.25(g) that would not otherwise be available under Applicable Insolvency Laws.

[Signatures Follow On Succeeding Page]

WITNESS the due execution of this Amended and Restated Credit Agreement as of the day and year first above written.

Comerica Bank, as Agent, Swing Line Lender, and Issuing Lender By: /s/ Paul Gerling Name: Paul Gerling Title: Senior Vice President	Multimedia Games, Inc. By: /s/ Patrick J. Ramsey Name: Patrick J. Ramsey Title: President

Comerica Bank, as Lender By: /s/ Paul Gerling Name: Paul Gerling Title: Senior Vice President	MGAM Systems, Inc. By: /s/ Patrick J. Ramsey Name: Patrick J. Ramsey Title: President

Wells Fargo Bank, National Association

By:           /s/ Cody Christensen
Name: Cody Christensen
Title: Assistant Vice President

Fifth Third Bank

By:           /s/ Jennifer Orcutt
Name: Jennifer Orcutt
Title: Vice President

U.S. Bank, National Association

By:           /s/ Bridget de Arrieta
Name: Bridget de Arrieta
Title: Vice President

SCHEDULE
TO
AMENDED AND RESTATED CREDIT AGREEMENT
DATED AS OF AUGUST 3, 2011
BY AND AMONG
MULTIMEDIA GAMES, INC.,
MGAM SYSTEMS, INC.,
COMERICA BANK, AS ADMINISTRATIVE AGENT AND LEAD ARRANGER
AND
WELLS FARGO BANK, NATIONAL ASSOCIATION, AS SYNDICATION AGENT

This Schedule is subject to the following terms and conditions:

(a)           Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Amended and Restated Credit Agreement dated August 3, 2011, by and among the Borrowers, Comerica Bank, as Administrative Agent, Wells Fargo Bank, N.A., as Syndication Agent and the Lenders (the “Credit Agreement”).

(b)           The introductory language and headings to each section of this Schedule are inserted for convenience only and shall not create a different standard for disclosure than the language set forth in the Credit Agreement.

(c)           This Schedule and the information contained herein were created for the specific purpose of facilitating the transactions contemplated by the Credit Agreement.  Vis-a-vis any third party, nothing contained in or incorporated by reference into this Schedule relating to any litigation, claim or possible breach of any agreement, law or regulation may be construed as an admission or indication that any such breach or violation exists or actually occurred, and nothing in this Schedule shall constitute an admission of any liability or obligation of the Borrowers to any third party or shall confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right.

SCHEDULE 1.1
Applicable Margin Grid
Revolving Credit, Term Loan, and Draw-to Facilities
(percentages per annum)

Basis for Pricing	Level I	Level II
Consolidated Total Leverage Ratio*	Less than 0.75 to 1.00	Greater than or equal to 0.75 to 1.00
Revolving Credit Eurodollar Margin	2.25%	2.75%
Revolving Credit Base Rate Margin	1.25%	1.75%
Revolving Credit Facility Fee	0.50%	0.50%
Letter of Credit Fees (exclusive of facing fees)	2.25%	2.75%
Term Loan A Eurodollar Margin	3.00%	3.50%
Term Loan A Base Rate Margin	2.00%	2.50%
Draw-to-Facility Eurodollar Margin	3.00%	3.50%
Draw-to-Facility Base Rate Margin	2.00%	2.50%
Draw-to-Facility Fee	0.50%	0.50%

* Definitions as set forth in the Credit Agreement.
** Level II pricing shall be in effect until the delivery of the financial statements for the quarter ending September 30, 2011, after which time the pricing grid shall govern.

SCHEDULE 1.2
Percentages and Allocations
Revolving Credit, Term Loan and Draw-to-Facilities*

LENDERS	revolving credit percentage	revolving credit allocations	term loan a percentage	term loan a allocations	draw-to-facility percentage	draw-to-facility allocations	aggregate commitments	weighted percentage
Comerica Bank	40.540540540%	$8,333,333.51	40.540540540%	$15,000,000.00	40.540540540%	$6,666,666.49	$30,000,000	40.540540540%
Wells Fargo Bank, National Association	33.783783790%	$6,944,444.60	33.783783790%	$12,5000,000.00	33.783783790%	$5,555,555.41	$25,000,000	33.783783790%
Fifth Third Bank	12.162162160%	$2,500,000.05	12.162162160%	$4,500,000.00	12.162162160%	$1,999,999.95	$9,000,000	12.162162160%
U.S. Bank, National Association	13.513513510%	$2,777,777.84	13.513513510%	$5,000,000.00	13.513513510%	$2,222,222.16	$10,000,000	13.513513510%
TOTALS	100%	$20,555,556.00	100%	$37,000,000.00	100%	$16,444,444.00	$74,000,000	100%

SCHEDULE 1.3
Compliance Information

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers
Multimedia Games Holding Company, Inc.	206 Wild Basin Rd. Bldg B, 4th Floor Austin, TX 78746	Corporation	Texas	74-2611034
Multimedia Games, Inc.	206 Wild Basin Rd. Bldg B, 4th Floor Austin, TX 78746	Corporation	Delaware	73-1441316
MGAM System, Inc.	206 Wild Basin Rd. Bldg B, 4th Floor Austin, TX 78746	Corporation	Delaware	02-0664620
MegaBingo International, LLC	206 Wild Basin Rd. Bldg B, 4th Floor Austin, TX 78746	Limited Liability Company	Delaware	N/A
MGAM Technologies, LLC	206 Wild Basin Rd. Bldg B, 4th Floor Austin, TX 78746	Limited Liability Company	Delaware	N/A